Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INSTEEL WIRE PRODUCTS COMPANY

AND

AMERICAN SPRING WIRE CORP.

AUGUST 9, 2014

TABLE OF CONTENTS

Page No.

ARTICLE 1 PURCHASE AND SALE		1
1.1	Acquired Assets.	1
1.2	Excluded Assets.	3
1.3	Assumed Liabilities.	3
1.4	No Other Liabilities Assumed.	4
1.5	Procedures for Assets Not Transferable.	5
1.6	Waiver of Bulk Sales Compliance.	6

ARTICLE 2 PURCHASE PRICE; CLOSING DELIVERIES		6
2.1	Purchase Price.	6
2.2	Payment of Purchase Price.	6
2.3	Purchase Price Adjustment.	7
2.4	Allocation of Purchase Price.	9
2.5	Taxes.	9
2.6	Removal of Certain Acquired Assets.	9
2.7	Prorations.	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.1	Organization and Good Standing.	10
3.2	Authorization of Agreement.	10
3.3	Conflicts; Consents of Third Parties.	11
3.4	Financial Statements; Books and Records; Accounts Receivable.	11
3.5	No Undisclosed Liabilities.	12
3.6	Absence of Certain Developments.	12
3.7	Taxes.	13
3.8	Real Property.	14
3.9	Title; Sufficiency.	16
3.10	Intellectual Property.	16
3.11	Contracts and Agreements.	17
3.12	Employees; Compensation.	18
3.13	Employee Benefit Plans.	18
3.14	Labor.	20
3.15	Litigation.	20
3.16	Compliance with Laws; Permits.	21
3.17	Environmental Protection.	21
3.18	Insurance.	23
3.19	Significant Customers and Suppliers.	23
3.20	Certain Payments.	23
3.21	Affiliate Transactions.	24
3.22	Products; Product Warranties.	24
3.23	Inventories.	24

i

3.24	Receivables.	24
3.25	Solvency.	25
3.26	Books and Records.	25
3.27	Names.	25
3.28	Financial Advisors.	25
3.29	Domestic Content.	25
3.30	Accounts Payable.	26
3.31	Disclosure.	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		26
4.1	Organization and Good Standing.	26
4.2	Authorization of Agreement.	26
4.3	Conflicts; Consents of Third Parties.	27
4.4	Financial Advisors.	27

ARTICLE 5 COVENANTS		27
5.1	Employees of the Business.	27
5.2	Transition Cooperation; Mail Received After Closing.	29
5.3	Other Post-Closing Expenses.	30
5.4	Payment of Retained Liabilities.	30
5.5	Further Assurances.	30
5.6	Press Releases and Announcements.	31
5.7	Taxes.	31
5.8	Access; Conduct of the Business.	31
5.9	No Negotiation.	33
5.10	Supplement of Schedules.	33
5.11	Consents; Failure to Obtain Consents.	33
5.12	Reimbursement of RettCo Transaction Expenses.	33

ARTICLE 6 CLOSING		34
6.1	Closing.	34
6.2	Conditions to Obligation of Purchaser.	34
6.3	Conditions to Obligation of Seller.	36
6.4	Seller Closing Deliveries.	36
6.5	Purchaser Closing Deliveries.	37

ARTICLE 7 TERMINATION		38
7.1	Termination of Agreement.	38
7.2	Procedure Upon Termination.	39
7.3	Effect of Termination.	39

ARTICLE 8 SURVIVAL AND INDEMNIFICATION		39
8.1	Survival of Representations and Warranties.	39
8.2	Indemnification of Purchaser Indemnified Parties.	39
8.3	Indemnification of Seller.	40
8.4	Limitations on Indemnification.	41

8.5	Indemnification Procedures.	42
8.6	Tax Treatment of Indemnity Payments.	43
8.7	Right to Offset.	43
8.8	Duty to Mitigate.	43
8.9	Miscellaneous.	43

ARTICLE 9 NON-COMPETITION AND CONFIDENTIALITY		44
9.1	Definition.	44
9.2	Acknowledgments and Agreements.	45
9.3	Seller Limited Activities.	46
9.4	Independent Covenant.	47
9.5	Severability; Reformation.	47
9.6	Materiality.	47

ARTICLE 10 MISCELLANEOUS		47
10.1	Expenses.	47
10.2	Submission to Jurisdiction; Consent to Service of Process.	48
10.3	Entire Agreement; Amendments and Waivers.	48
10.4	Governing Law.	48
10.5	Notices.	48
10.6	Severability.	50
10.7	Binding Effect.	50
10.8	Counterparts.	50
10.9	Assignment.	50
10.10	Other Definitional and Interpretive Matters.	50

ANNEX I CERTAIN DEFINITIONS		53

Schedules

Schedule 1.1(a)	Contracts and Permits
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)	Real Property
Schedule 1.1(d)	Inventory
Schedule 1.1(i)	Warranties
Schedule 1.1(k)	Other Assets
Schedule 1.2(j)	Other Excluded Assets
Schedule 1.3(a)	Assumed Liabilities – Unpaid Trade Accounts Payable
Schedule 1.3(b)	Assumed Liabilities – Accrued Expenses
Schedule 1.4(c)	Retention Award Agreements
Schedule 2.2	Payment of Purchase Price
Schedule 2.3	Inventory Value
Schedule 2.3(i)	Aged Receivables
Schedule 2.4	Allocation of Purchase Price
Schedule 3.1	Organization and Good Standing of Seller
Schedule 3.3(a)	Conflicts
Schedule 3.3(b)	Consent of Third Parties
Schedule 3.4(a)	Financial Statements
Schedule 3.5	Undisclosed Liabilities
Schedule 3.6	Absence of Certain Developments
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Improvements
Schedule 3.9	Title; Sufficiency
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(c)	Intellectual Property Consents
Schedule 3.10(e)	Ownership of Intellectual Property
Schedule 3.11	Material Contracts
Schedule 3.12(a)	Employees; Compensation
Schedule 3.12(b)	Independent Contractors
Schedule 3.13	Employee Benefit Plans
Schedule 3.15(a)	Litigation
Schedule 3.15(b)	Orders; Settlement Agreements
Schedule 3.17	Environmental
Schedule 3.18	Insurance
Schedule 3.19	Significant Customers and Suppliers
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Products; Product Warranties
Schedule 3.24	Receivables
Schedule 3.27	Names
Schedule 3.28	Financial Advisors
Schedule 5.1	Employees to be Offered Employment

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of the 9th day of August, 2014, by and between Insteel Wire Products Company, a North Carolina corporation (“Purchaser”), and American Spring Wire Corp., an Ohio corporation (“Seller”). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in Annex I.

WHEREAS, Seller operates a business that manufactures, processes, converts, markets and sells prestressed concrete strand (or “PC Strand”), a high strength, seven-wire strand used in concrete construction applications (the “Business”); and

WHEREAS, Purchaser wishes to purchase from Seller and Seller is willing to sell to Purchaser, substantially all of the assets of Seller used or held for use in the Business, including the Newnan Facility, but excluding the Houston Facility, which Purchaser will lease, all on and subject to the terms and conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1     Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under all of the Acquired Assets free and clear of all Liens (except for Permitted Exceptions). The “Acquired Assets” shall mean all of the assets, properties and rights solely used with respect to the Business referred to below (wherever located), whether tangible or intangible (other than the Excluded Assets):

(a)     Contracts. All of Seller’s right, title and interest under all Contracts described on Schedule 1.1(a) under the heading “Assigned Contracts” that Purchaser has designated are to be assigned by Seller to Purchaser at Closing, (the “Assigned Contracts”) and, to the extent transferable, all Permits described on Schedule 1.1(a) (the “Assigned Permits”);

(b)     Tangible Personal Property. All machinery, equipment (including, without limitation, computer equipment, hardware and software), tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller and used exclusively in connection with the Business (wherever located and whether or not carried on Seller’s books), including, without limitation, those listed on Schedule 1.1(b), and the used machinery and equipment no longer in service that is associated with the Business and located at the Bedford Heights Facility, and listed on Schedule 1.1(b) (“Tangible Personal Property”), and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date, together with any express or implied warranty by the manufacturers and sellers of any item or component part thereof, as specifically set forth in Section 1.1(i), and all maintenance records and other documents relating thereto;

(c)     Real Property. The Newnan Facility, described on Schedule 1.1(c).

(d)     Inventories. All inventories of the Business as of the Closing Date, that comply with the representations and warranties set forth in Section 3.23, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods (the “Inventory”), the location and an approximation of the quantity and value of which are described on Schedule 1.1(d);

(e)     Accounts Receivable. All accounts receivable, trade receivables, notes receivable, contingent rights, deposits, advances and other receivables of the Business, and the full benefit of any security therefor;

(f)     Intellectual Property. All Intellectual Property of the Business, including, without limitation, the name “RettCo Steel” and all webpages, email addresses and telephone numbers associated with RettCo and used in connection with the Business;

(g)     Records. All books, records (including personnel records for Hired Employees), files and papers, whether in hard copy or computer format, all operational data, creative materials, marketing information, advertising materials, sales and promotional literature, studies, reports, sales records, sales agent records, manuals and data, sales and purchase correspondence, engineering information, customer files (including customer credit and collection information), historical and financial records and quality control data relating to the Business;

(h)     Prepaid Items; Deposits. All prepaid expenses, credits, advance payments, claims, security deposits, refunds and other deposits and fees incurred or made in the ordinary course of business of the Business (“Prepaids”);

(i)     Warranties; Claims. Except as set forth on Schedule 1.1(i), all warranties, guarantees, indemnities, rights and causes of action, lawsuits, judgments, claims and demands of any nature, known or unknown, contingent or non-contingent, in favor of Seller relating exclusively to or arising exclusively in connection with any Acquired Asset, Assumed Liability or the Business on or prior to the Closing Date;

(j)     Goodwill. All goodwill exclusively related to, arising from or used in connection with the Business;

(k)     Other Assets. Except for the Excluded Assets specifically listed below, all other property and assets, tangible and intangible, of any kind or description, wherever located, which are owned by Seller and exclusively used, or exclusively held for use, in or exclusively relating to the operations of the Business, and any other asset listed on Schedule 1.1(k); and

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability or other obligation related to the Acquired Assets or the Business unless the Purchaser expressly assumes that Liability or other obligation pursuant to Section 1.3.

1.2     Excluded Assets. The following assets of Seller (collectively, the “Excluded Assets”) shall be retained by Seller and are not being sold or assigned to Purchaser hereunder:

(a)     Cash. All Cash and bank accounts;

(b)     Certain Records. All taxpayer and other identification numbers, minute books, transfer books and other documents relating to the organization, maintenance and existence of Seller as a corporation, and copies of all personnel records and other records that Seller is required by Law to retain in its possession;

(c)     Tax Records and Assets. All Tax returns, Tax records, Tax deposits, Tax refunds, or other Tax assets of Seller;

(d)     Seller Documents. Seller’s rights under any Seller Document;

(e)     Insurance. All insurance policies and rights thereunder relating to the Business;

(f)     Assets of Benefit Plans. All rights of Seller in connection with any assets of any Plans of Seller;

(g)     Certain Contracts. Any contracts entered into by Seller or by which Seller or any of the Acquired Assets are bound, other than the Contracts acquired pursuant to Section 1.1(a) herein;

(h)     Houston Facility. The Houston Facility, provided, however, that Seller and Purchaser agree to enter into the Lease Agreement for the Houston Facility;

(i)     The ASW IP; and

(j)     Other Assets. Such other assets of Seller specifically listed on Schedule 1.2(j).

1.3     Assumed Liabilities. As part of the consideration for the Acquired Assets, subject to Section 1.4, at the Closing, Purchaser shall assume only the following Liabilities of Seller (the “Assumed Liabilities”):

(a)     to the extent included in the calculation of Final Net Working Capital, the trade accounts payable relating to the Business incurred in the ordinary course of business consistent with past practice and that are listed on Schedule 1.3(a) (other than any trade account payable to an Affiliate of Seller that remains unpaid as of the Closing Date and those trade accounts payable (i) that are more than 30 days past due or delinquent and remain unpaid as of the Closing Date or (ii) for which Seller has a claim against, or dispute with, the supplier or vendor as to the underlying goods or service);

(b)     to the extent included in the calculation of Final Net Working Capital, the accrued expenses relating to the Business incurred in the ordinary course of business consistent with past practice and that are listed on Schedule 1.3(b), including accrued earned and unused vacation; and

(c)     those obligations to be performed after the Closing under those Assigned Contracts and Assigned Permits constituting Acquired Assets, in each case solely to the extent legally assigned to Purchaser, but excluding any Liabilities arising from or related to any default, breach or violation of any Contract or Permit, including, without limitation, the Assigned Contracts and the Assigned Permits, due to activities, events, or inactivity or omission occurring on or prior to the Closing Date.

1.4     No Other Liabilities Assumed. Except for the Assumed Liabilities as set forth in Section 1.3, neither Purchaser nor any of its Affiliates shall assume, and in no event shall be deemed to have assumed, any Liability of Seller or RettCo or any of their Affiliates whatsoever (collectively, the “Retained Liabilities”), and Seller shall retain the sole responsibility of and shall pay, perform or otherwise satisfy, all Retained Liabilities, including, without limitation:

(a)     any Debt of Seller;

(b)     all Liabilities for Taxes, whether or not shown on a Tax Return, including all Taxes arising from or with respect to the Acquired Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or before the Closing Date, and, except as otherwise provided in Section 2.5, any Taxes that arise as a result of the sale of the Acquired Assets pursuant to this Agreement;

(c)     except for those accrued expenses for earned and unused vacation included in the calculation of Final Net Working Capital and that are listed on Schedule 1.3(b), all Liabilities relating to all of Seller’s employees (including all Liabilities relating to Seller’s Hired Employees incurred prior to the date the Hired Employee commences active employment with the Purchaser), including, without limitation, (i) all salary and wages; (ii) any severance obligations, bonuses, incentive compensation, and retention awards or compensation, including, without limitation, all such Liabilities set forth in those certain Retention Award Agreements listed in Schedule 1.4(c); (iii) sick leave, vacation, paid time off and any other benefits; (iv) all workers’ compensation liabilities; and (v) all obligations under the WARN Act. For the avoidance of doubt, Purchaser shall be solely responsible for any Liabilities incurred with respect to the Hired Employees on and after the date a Hired Employee commences active employment with Purchaser;

(d)     all Liabilities arising on or before the Closing Date under any Contract or Permit, including, without limitation, any Liabilities arising out of or in connection with any Legal Proceeding or other proceeding pending on or before the Closing Date or commenced after the Closing Date to the extent it arises out of or relates to matters that occurred on or before the Closing Date;

(e)     any Liabilities arising under Seller’s Plans;

(f)     any Environmental Liabilities arising out of or with respect to Seller’s operation of the Business or Seller’s ownership or operation of the Owned Real Property;

(g)     all Liabilities owed to any Affiliates of Seller;

(h)     all Liabilities in respect of products manufactured, marketed, distributed or sold by Seller on or before the Closing Date, including, without limitation, product liability and negligence claims and Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;

(i)     all Liabilities arising out of any Legal Proceedings pending as of the Closing Date or commenced after the Closing Date to the extent it relates to matters that occurred on or prior to the Closing Date;

(j)     any Liabilities arising out of or resulting from Seller’s compliance or non-compliance with any Law or Order of any Governmental Body (including, without limitation, Environmental Liabilities and Domestic Content Liabilities);

(k)     any Liabilities arising out of the ownership or operation of the Acquired Assets or the Business on or prior to the Closing Date (other than the Assumed Liabilities);

(l)     any Liabilities of Seller based upon Seller’s acts or omission occurring after the Closing Date;

(m)     any Liabilities of Seller under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement; and

(n)     any Liabilities relating to an Excluded Asset.

1.5     Procedures for Assets Not Transferable. If any Contract, Permit or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the Consent of any Person, and such Consent has not been obtained prior to the Closing: (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof; and (b) Purchaser shall not assume Seller’s obligations with respect thereto unless and until such time as Purchaser agrees in writing to the assignment of the Contract, Permit or property or right and the applicable Consent has been obtained (at which point Purchaser shall only assume Seller’s obligations with respect thereto arising after such Consent has been obtained and after Purchaser has agreed in writing to such assignment).

1.6     Waiver of Bulk Sales Compliance.  Seller will not be rendered insolvent by the transactions contemplated by this Agreement; (b) Debts, Liabilities and obligations relating to the Business that are not expressly assumed by Purchaser under this Agreement will be promptly paid and discharged by Seller as and when they become due; (c) the sale of the Acquired Assets pursuant to this Agreement does not constitute a “bulk sale” within the meaning of applicable Law; and (d) it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities.

ARTICLE 2
PURCHASE PRICE; CLOSING DELIVERIES

2.1     Purchase Price. The aggregate consideration for the Acquired Assets and the covenants of Seller contained herein (such total, as adjusted pursuant to Section 2.3, being referred to herein as the “Purchase Price”), shall be Purchaser’s assumption of the Assumed Liabilities plus an amount in cash equal to:

(a)     Thirty-Six Million and No/100 United States Dollars ($36,000,000) (the “Closing Cash Consideration”); plus

(b)     The amount by which, if any, Final Net Working Capital exceeds the Target Net Working Capital (as described in Section 2.3(g)); provided, however, such amount shall not exceed Two Million Dollars ($2,000,000); minus

(c)     The amount by which, if any, the Target Net Working Capital exceeds the Final Net Working Capital (as described in Section 2.3(g)).

2.2     Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Closing Cash Consideration as follows:

(a)     the amounts set forth on Schedule 2.2 (which schedule shall include all holders of Debt of the Business and shall also contain the wire instructions for each such Person) to the Persons identified on Schedule 2.2;

(b)     the remaining amount of the Closing Cash Consideration to Seller, which shall be paid by wire transfer of immediately available United States funds into an account designated by Seller prior to the Closing Date.

Upon delivery of any payment by Purchaser in accordance with this Section 2.2, subject to Section 2.3, Purchaser’s obligations to pay such amounts to Seller shall be deemed satisfied and discharged to the extent of such payment.

2.3     Purchase Price Adjustment.

(a)     The “Inventory Value” shall be the aggregate value of the Inventory calculated based on the Unit Count valued at the value per unit of Inventory in accordance with Schedule 2.3.

(b)     No later than 5:00 pm on August 15, 2014, the Purchaser and Seller will conduct and agree upon the results of a physical count of the number and type of units of Inventory as of August 15, 2014 (the “Unit Count”) and calculate and agree upon the resulting Inventory Value to be included in the calculation of Closing Net Working Capital.

(c)     Within 60 days following the Closing Date, Purchaser shall prepare and deliver to Seller a statement of the Net Working Capital (“Closing Net Working Capital”) as of the close of business on the Closing Date.

(d)     Seller shall, within 30 days of Purchaser’s delivery of the statement of Closing Net Working Capital, deliver a written notice to Purchaser setting forth in reasonable detail the basis for any disagreement with Purchaser’s calculation of Closing Net Working Capital, if any, which notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Purchaser’s statement of Closing Net Working Capital. If Seller fails to properly object in writing to the calculation of Closing Net Working Capital within that 30-day period, Seller will be deemed conclusively to have agreed to Purchaser’s calculation, which shall be final and binding upon Seller and Purchaser.

(e)     If a notice of disagreement shall be duly delivered pursuant to Section 2.3(d), Purchaser and Seller shall, during the 15 days following such delivery, use their commercially reasonable, good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital. If, during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Deloitte LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Working Capital. In making such calculation, the Accounting Referee shall consider only those still unresolved items or amounts in Purchaser’s calculation of Closing Net Working Capital as to which Seller has duly objected in accordance with Section 2.3(d). The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Seller and Purchaser. The cost of such review and report shall be borne by the party whose determination of the Closing Net Working Capital (as set forth in the statement submitted by Purchaser pursuant to Section 2.3(c) or in Seller’s notice of disagreement delivered in accordance with Section 2.3(d)) was farthest from the determination of the Final Net Working Capital (as defined below) determined by the Accounting Referee, or equally if the determination of the Final Net Working Capital by the Accounting Referee is equidistant between the determinations of the parties.

(f)     Each party hereto shall, and shall cause their respective representatives to, cooperate and assist, to the extent requested by another party hereto, in the preparation of the calculation of Closing Net Working Capital and in the conduct of the review referred to in this Section 2.3, including the making available to the extent reasonably necessary of books, records, work papers and appropriate personnel.

(g)     If:

(i)     the Final Net Working Capital (as defined below) exceeds the Target Net Working Capital: (i) the Purchase Price shall be increased by such excess (the “WC Underpayment”), and (ii) Purchaser shall pay to Seller an amount equal to the WC Underpayment, in the manner provided in Section 2.3(h); provided, however, such amount shall not exceed Two Million Dollars ($2,000,000); and

(ii)     the Final Net Working Capital is less than the Target Net Working Capital (such deficiency being referred to as the “WC Overpayment”): (i) the Purchase Price shall be decreased by the WC Overpayment, and (ii) Seller shall pay to Purchaser an amount equal to the WC Overpayment, in the manner provided in Section 2.3(h);

“Final Net Working Capital” means Closing Net Working Capital: (1) as shown in Purchaser’s calculation thereof if no notice of disagreement with respect thereto is duly delivered in accordance with Section 2.3(d); or (2) if such a notice of disagreement is so delivered, then: (A) as agreed by Seller and Purchaser pursuant to Section 2.3(e) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.3(e).

(h)     Any payment pursuant to Section 2.3(g) shall be made within five Business Days after Final Net Working Capital has been determined, by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of the receiving party or parties as may be designated in writing by such party or parties.

(i)     Upon the written request of the Purchaser, Seller shall repurchase from Purchaser any of the accounts receivable set forth on Schedule 2.3(i) that are included in the Acquired Assets and are not collected by the Purchaser in full within the later of (x) 90 days after the invoice date of such receivable or (y) 60 days after the Closing Date (an “Aged Receivable”). Purchaser shall use its customary procedures and processes which are consistent with its past practices to collect such receivables; provided that Purchaser shall not be required to use any Legal Proceeding to collect any such receivable. Seller shall pay to Purchaser 100% of the unpaid outstanding balance of each Aged Receivable within five (5) Business Days of receipt of Purchaser’s written request for such Aged Receivable to be repurchased by the Seller. Upon payment by Seller to Purchaser of the outstanding balance of such Aged Receivable, Purchaser shall promptly assign to Seller all of Purchaser’s right, title and interest in such Aged Receivable without representation, warranty or recourse of any type.

2.4     Allocation of Purchase Price. Each of the parties agrees to allocate the Purchase Price as shown on Schedule 2.4 (the “Allocation Schedule”) attached hereto for all federal and state Tax reporting purposes. The Allocation Schedule shall be updated by Purchaser and delivered to Seller no later than 30 days after any post-Closing payment made pursuant to or in connection with this Agreement with such updated Allocation Schedule being consistent with the methodology set forth in the Allocation Schedule, except as otherwise agreed in writing by Purchaser and Seller. If Seller notifies Purchaser in writing within ten days of the date (i) Purchaser delivers the updated Allocation Schedule to Seller or (ii) Purchaser delivers the “Appraisal” referenced in Schedule 2.4 that Seller objects to (x) one or more items reflected in the updated Allocation Schedule or (ii) the reasonableness of the Appraisal and the determination of the fair market value of any of the Acquired Assets based on the Appraisal, as the case may be, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the updated Allocation Schedule or the Appraisal or the determination of fair market value based thereon, as the case may be, within 30 days, such dispute shall be resolved by the Accounting Referee. The cost of the Accounting Referee associated with the resolution of the dispute shall be borne equally by Seller and Purchaser. Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this Section 2.4. The parties hereto shall not take any action or position inconsistent with the obligations set forth in this Section 2.4, except as may otherwise be required by applicable Law.

2.5     Taxes. Seller shall pay all Taxes imposed by Governmental Bodies, if any, that are triggered by the sale, transfer, or assignment of the Acquired Assets, including all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes (“Transfer Taxes”) imposed by any Governmental Body; provided, however, that Purchaser shall reimburse Seller for 50% of any Transfer Taxes.

2.6     Removal of Certain Acquired Assets. Purchaser shall remove or cause to be removed any Acquired Assets held by Seller at the Bedford Heights Facility within 120 days after the Closing at Purchaser’s expense. Seller shall provide Purchaser with reasonable cooperation and access to the Bedford Heights Facility during such period for purposes of removing the Acquired Assets that are located there. In addition, Purchaser shall be able to store the Acquired Assets at such facility during such period without cost. Purchaser shall be responsible for any damage to the Bedford Heights Facility resulting from the removal of such Acquired Assets, excluding any damage resulting from or relating to any of the Acquired Assets being affixed or attached to the Bedford Heights Facility, so long as such removal is performed in a good and workman-like manner.

2.7     Prorations. The following prorations relating to the Acquired Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date: (i) real property Taxes on the Newnan Facility, (ii) personal property Taxes and assessments, if any, on or with respect to the Acquired Assets and (iii) operating expenses including assessments and utility charges (e.g., gas, electricity, water & sewer) for the Newnan Facility. The Closing Cash Consideration will be increased or decreased, as appropriate, by the prorations determinable as of Closing. If any item described in this Section 2.7 cannot be prorated, adjusted or determined as of the Closing Date, then it shall be separately prorated, adjusted, determined, and paid by the responsible party as soon as practicable following the Closing Date. The party owing amounts to the other as a result of such prorations shall pay the same within 30 days following receipt of the proration calculation and reasonable supporting documentation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct on and as of the Closing Date as follows:

3.1     Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has all requisite corporate power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it. Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its businesses or the ownership of its assets requires such qualification or authorization (which jurisdictions are set forth on Schedule 3.1), except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Purchaser has been provided true, correct and complete copies of the Organizational Documents of Seller, as currently in effect.

3.2     Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Seller Documents”), and to consummate the transactions and perform its obligations as contemplated thereby. The execution, delivery and performance of Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the other Seller Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws for the protection of creditors and general principles of equity.

3.3     Conflicts; Consents of Third Parties.

(a)     None of the execution, delivery or performance by Seller of Seller Documents, the consummation of the transactions contemplated thereby, or compliance by Seller with any of the provisions thereof will: (i) cause Seller to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of Seller; or (iii) except as set forth on Schedule 3.3(a), materially conflict with or result in a material breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, require any Consent under or any notice under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which Seller is a party or by which Seller’s assets may be bound.

(b)     Except as set forth on Schedule 3.3(b), no waiver, Order, Permit or Consent of any Governmental Body or other Person is required on the part of Seller in connection with the execution and delivery of Seller Documents or the compliance by Seller with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

3.4     Financial Statements; Books and Records; Accounts Receivable.

(a)     Seller has provided Purchaser true and complete copies of: (i) the unaudited balance sheets of the Business as operated by Seller for each of the fiscal years ended September 30, 2013 and 2012 and the related unaudited statements of income (the “Annual Financial Statements”); (ii) the unaudited balance sheet of the Business as operated by Seller (the “Reference Balance Sheet”) at June 30, 2014 (the “Reference Balance Sheet Date”) and the related statement of income for the interim period then ended (the “Interim Financial Statements”, collectively with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.4(a), the Financial Statements: (i) are true, complete and correct; (ii) have been prepared in accordance with GAAP, except that the Interim Financial Statements are subject to normal and customary changes resulting from year-end adjustments and the Financial Statements lack footnote disclosure, and fairly present the financial position and results of operations of the Business as at the dates and for the periods indicated therein; (iii) are reflective of all the direct costs of the Business other than the changes in the LIFO reserve, which have been excluded; and (iv) are reflective of the books and records of the Business maintained in the ordinary course of business and do not reflect any manual adjustments other than the pro forma adjustments that were made to selling and administrative expense to present these costs on a stand-alone basis.

(b)     Purchaser has been provided the books of account and other business records of Seller related to the Business, all of which are accurate and complete in all material respects other than the changes in the LIFO reserve, which have been excluded and the pro forma adjustments that were made to selling and administrative expense to present these costs on a stand-alone basis.

3.5     No Undisclosed Liabilities. Except as set forth on Schedule 3.5 or to the extent reflected or provided for in the Reference Balance Sheet, Seller has no Liabilities in connection with the Business or the Acquired Assets other than: (i) accounts payable and accrued expenses (including payroll expenses) incurred after the Reference Balance Sheet Date in the ordinary course of business consistent with past practices, (ii) executory obligations or liabilities under Contracts listed on Schedule 1.1(a) (but not including any Liabilities or obligations arising out of any breach of Contract), and (iii) Liabilities incurred in connection with the Acquisition.

3.6     Absence of Certain Developments. Since the Reference Balance Sheet Date: (i) Seller has conducted the Business only in the ordinary course of business consistent with past practices; and (ii) there has not been any event, change, occurrence or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 3.6, since the Reference Balance Sheet Date, Seller, with respect to the Business or the Acquired Assets, has not:

(a)     incurred any Debt except in the ordinary course of business consistent with past practices;

(b)     changed any accounting principles, methods or practices, or the manner Seller keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or the methodology used to value inventory or materially altered its payment or collection practices;

(c)     (A) granted any severance, continuation or termination pay to any employee; (B) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee; (C) increased, amended, or changed compensation, bonus or other benefits payable or potentially payable to current or former employees, other than that as may be required by Law; (D) adopted any new or changed the terms of any existing bonus, pension, insurance, health or other benefit plan; (E) represented to any employee or former employee that Seller, Purchaser or any other Person would continue to maintain or implement any benefit or would continue to employ such employee after the Closing Date; or (F) except in the ordinary course of business, changed the size or composition of its employee work force or entered into any union contract;

(d)     suffered any damage, destruction or loss (whether or not covered by insurance), ordinary wear and tear excepted, to any of its properties or assets or sold, transferred, distributed or otherwise disposed of any assets used in the operation of the Business, except for sales of Inventory in the ordinary course of business consistent with past practices;

(e)     except in the ordinary course of business consistent with past practices and levels, granted customers of the Business any rebates, price concessions, discounts or allowances, altered its pricing or payment terms or agreed to any reduction in discounts received from suppliers;

(f)     amended or terminated or received any notice, or had reason to believe that any supplier or customer has terminated or threatened to terminate any Contract or license relationship or commitment relating to the conduct of the Business or the Acquired Assets;

(g)     purchased, leased or otherwise acquired (whether by merger, consolidation or other business combination, purchase of securities, purchase of assets or otherwise) any portion of the business or assets (other than purchases of Inventory in the ordinary course of business consistent with past practices, all of which such Inventory that is on hand as of the date of the Unit Count is included in the Inventory Value) of any other Person;

(h)     changed or revoked any material Tax election, changed any material method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body;

(i)     cancelled, waived or compromised any Debt having a value of more than $10,000 (individually) or an aggregate value in excess of $25,000, right or claim or suffered, permitted, committed or incurred any default in any liability or obligation which has resulted in or will result in liabilities, losses, damages, injuries or claim of more than $10,000 (individually) or an aggregate value in excess of $25,000;

(j)     suffered, permitted or incurred the imposition of any lien or encumbrance upon any of the Acquired Assets;

(k)     made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(l)     made any purchase commitment outside the ordinary course of business consistent with past practice, or made any advances to any Person, other than to employees in the ordinary course of business consistent with past practice;

(m)     except in the ordinary course of business consistent with past practices and levels, changed, nor has there been a change in, the Acquired Assets, Assumed Liabilities or the business prospects, condition (financial or otherwise) or results of operations of the Business; or

(n)     committed or agreed to do any of the foregoing (other than as specifically required by this Agreement).

3.7     Taxes. Taxes of Seller have been properly determined in accordance with applicable Laws and have been timely paid in full if due and if not due have been reserved for and will be timely paid when due. Seller has duly and timely completed and filed all Tax Returns required to be filed by it in every jurisdiction in which the same may have been so required and has paid all Taxes. Each such Tax Return is true, accurate and complete in all respects as to the amount of Tax shown to be due thereon, and Seller does not have and will not have any additional Liability with respect to such Tax Returns other than as reflected on the Financial Statements. All Taxes that Seller is required by Law to withhold or collect, including, without limitation, sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Bodies. No Tax Return of Seller is under audit or examination and no written notice of such an audit or examination has been received by Seller. There are no Liens (other than Permitted Exceptions) as a result of any unpaid Taxes upon any of the assets of Seller. There is no pending claim by any Taxing Authority of a jurisdiction where Seller has not filed Tax Returns that Seller is subject to Taxation in that jurisdiction. For purposes of this Section 3.7, the term Seller includes RettCo and Affiliates of RettCo or Seller.

3.8     Real Property.

(a)     Owned Real Property. Schedule 3.8(a) contains a true and correct description of all real property owned by Seller and used exclusively in connection with the Business, including, without limitation, the Houston Facility and the Newnan Facility (the “Owned Real Property”). True and correct copies of the following have been delivered to Purchaser: (i) all deeds, title insurance policies (together with copies of all exception documents) and surveys, maps and plats, if any, of the Owned Real Property; (ii) all documents evidencing any mortgages, liens or encumbrances upon the Owned Real Property; (iii) all permits, certificates, licenses and registrations that are necessary and/or required to operate the Owned Real Property for the purposes for which such properties are presently being used; and, (iv) all warranties, if any, for all Improvements.

(b)     Improvements.

(i)     The Owned Real Property is zoned for the various purposes for which the Improvements thereon are presently being used. (A) All Improvements of the Owned Real Property are in compliance with all applicable zoning and land use laws, ordinances and regulations; and (B) no part of the real property or any Improvement of the Owned Real Property encroaches on any real property not included in the Owned Real Property, except in each case to the extent that would not materially interfere with the use of such Improvements in the Business for the purposes for which they are normally used.

(ii)     (A) The Owned Real Property has adequate water and sewer supply for the current use of such property, and all sewer and water supply facilities required for the current use of all such property are properly and fully installed and operating; (B) all other public or private utilities necessary for the operation of the Owned Real Property for current uses are properly operating; and (C) all such utilities enter the Owned Real Property through adjoining public streets or through easements across adjoining private lands, and all installation, connection and similar charges in connection with such utilities have been paid in full except current charges which are not delinquent.

(iii)     Except as forth on Schedule 3.8(b), (A) the Improvements of the Owned Real Property have been completed, and there are no interior or exterior structural defects or other material defects in such Improvements or any material defects in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems or other systems; and (B) all such systems are in satisfactory working order for current use, and all roofs and basements of the Improvements are in working condition. With respect to the on-going projects set forth on Schedule 3.8(b), (A) such projects are being performed by licensed contractors; and (B) there is no material defect in the workmanship with respect to such projects.

(iv)     Each portion of the Improvements of the Owned Real Property is covered by a permanent certificate of occupancy that is in full force and effect. The condition and use of the Owned Real Property conforms to any certificates and permits required to be issued in connection with such property, including, without limitation, the sewage and waste disposal and water system.

(v)     Seller has received no notice and has no Knowledge of any violations of any Law affecting the Owned Real Property or the construction, management, ownership, maintenance, use, acquisition or sale thereof (including, without limitation, building and health laws, regulations and ordinances). Seller has no Knowledge of any pending change in any Law which may adversely affect the use or ownership of the Owned Real Property.

(vi)     Except as set forth on Schedule 1.1(a), Seller has entered into no Contract, oral or written, not referred to herein, with reference to the Owned Real Property, and neither Seller nor any portion of the Owned Real Property is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or to the Knowledge of Seller, threatened which would in any way materially and adversely affect or limit the use of the Owned Real Property by the Purchaser or its successors or assigns consistent with Seller’s current use of the Owned Real Property.

(vii)     There are no pending or, to the Knowledge of Seller, threatened or contemplated condemnation actions involving all or any portion of the Owned Real Property.

(viii)     Except as set forth on Schedule 1.1(a), there are no management, service, maintenance, brokerage agreements, obligations, commitments, arrangements, written or oral, entered into by Seller with respect to the Owned Real Property that will survive the Closing Date and bind the Purchaser or the Owned Real Property.

(ix)     (A) All streets and easements necessary for operation, maintenance and enjoyment of the Owned Real Property are available to the boundaries of the real property of the Owned Real Property consistent with past practice; (B) all curb cuts and street opening permits or licenses required for vehicular access to and from the Owned Real Property from any adjoining public street have been obtained and paid for and are in full force and effect; and (C) there are no pending or, to Seller’s Knowledge, threatened Legal Proceedings which would limit or result in the termination of the access to and from the Owned Real Property and adjoining public streets and roads.

3.9     Title; Sufficiency.

(a)     Except as set forth on Schedule 3.9: (i) all tangible Acquired Assets owned or leased by Seller are in the possession of Seller at the Owned Real Property or the Bedford Heights Facility; (ii) such tangible Acquired Assets are: in good operating order, condition and repair, ordinary wear and tear excepted; suitable for the use to which they are put; free from defects; merchantable; and of a quality and quantity presently usable in the ordinary course of business of the Business; (iii) with respect to any tangible Acquired Assets leased by Seller, such assets are in such condition as to permit the surrender thereof on the date hereof without any cost or expense for repair or restoration if the related leases were terminated on the date hereof in the ordinary course of business; and (iv) and the Acquired Assets, together with the Houston Facility and any accounting systems and software, computer systems and software, and other assets that are used for administrative purposes at Seller’s corporate offices, represent all of the assets (tangible and intangible) necessary to operate the Business in the manner operated by Seller.

(b)     Except as set forth on Schedule 3.9, Seller owns all right, title and interest in and to the Owned Real Property and all of Seller’s properties and assets reflected as owned in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date, including, without limitation, the Acquired Assets, free and clear of any and all Liens, other than Permitted Exceptions.

3.10     Intellectual Property.

(a)     Schedule 3.10(a) sets forth a complete and correct list of all Intellectual Property owned by Seller that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing, and, except as set forth on Schedule 3.10(a), no action is required within 30 days following the Closing to maintain such Intellectual Property Registrations. Seller has made available to Purchaser true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)     Seller has not granted, transferred or assigned any right or interest in the Intellectual Property to any Person. There are no Contracts in effect made by or on behalf of Seller with respect to the marketing, distribution, licensing or promotion of the Intellectual Property (including Contracts made by any salesperson, distributor, sublicensor or other remarketer or sales organization, but excluding shrink wrap and similar self-executing licenses).

(c)     Except for any Consent required from Persons in order to transfer the Intellectual Property as set forth in Schedule 3.10(c): (i) Seller owns and possesses all right, title and interest in and to all owned Intellectual Property, free and clear of all Liens; or (ii) Seller has a valid, enforceable and transferable license to use, all non-owned Intellectual Property.

(d)     The Intellectual Property, together with the ASW IP, constitutes all proprietary rights reasonably necessary for the operation of the Business as currently conducted. To Seller’s Knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or is currently outstanding. Seller has not received any written notices of and has no Knowledge of any facts that indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that Seller license rights from, or make royalty payments to, any Person. To Seller’s Knowledge, it has not infringed, misappropriated or otherwise conducted the Business in conflict with any proprietary rights of any third parties, and Seller has no Knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business using the Acquired Assets by Purchaser consistent with the manner that Seller has heretofore operated the Business using the Acquired Assets.

(e)     Except as set forth on Schedule 3.10(e), Seller has taken commercially reasonable actions, measures and precautions to maintain, safeguard and protect all of the Intellectual Property (including all material trade secrets) related to the Business. Except as set forth on Schedule 3.10(e), all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, design and development of any Intellectual Property on behalf of Seller either: (i) have been party to a “work for hire” arrangement or agreement with Seller, in accordance with applicable Law, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller exclusive ownership of all tangible and intangible property thereby arising, copies of which have been previously made available to Purchaser.

3.11     Contracts and Agreements.

(a)     Schedule 3.11 sets forth (i) all of the Contracts to which Seller is a party that involves a future commitment or liability of Seller in excess of $25,000 or under which Seller could receive in excess of $25,000 in connection with the Business or the Acquired Assets and (ii) all of the Assigned Contracts (collectively, the “Material Contracts”).

(b)     True, correct and complete copies of all Material Contracts as currently in effect have previously been made available to Purchaser and each are described in Schedule 3.11(a). Each of the Material Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. Seller has not waived any of its rights under, or modified the terms of, any Material Contract orally or by course of performance or a pattern of practice or otherwise. Seller is not in default under any Material Contract, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults under any of the Material Contracts. Seller has not waived any of its rights under, or modified the terms of, any Material Contract orally or by course of performance or a pattern of practice or otherwise. To Seller’s Knowledge, no other party to a Material Contract has breached, violated or defaulted under any Material Contract and, subject to Consents, no circumstance exists that, with notice or lapse of time or both (including the Acquisition), would constitute a default by any party thereto. The assignment of any Material Contract by Seller to Purchaser will not (i) constitute a default thereunder, (ii) require the consent of any person or party, except for those Consents specifically set forth on Schedule 3.3(b), or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

3.12     Employees; Compensation. Schedule 3.12(a) lists the name of each employee (including leased employees) of Seller in connection with the Business and the date of employment, position and the total current annual compensation payable to each such individual, including all wages, bonuses, commissions and allowances, and any other compensation forfeited or cancelled within the preceding 12 months. Except as set forth on Schedule 3.12(a), all wages, bonuses, commissions, and allowances with respect to any period prior to and through the Closing Date have been fully paid. Schedule 3.12(b) lists the name and other pertinent information regarding each entity or individual engaged by Seller as an independent contractor in connection with the Business. To Seller’s Knowledge, all persons classified as non-employees and all individuals classified as exempt from overtime requirements were at all times properly classified as such.

3.13     Employee Benefit Plans.

(a)     Schedule 3.13 contains an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Seller, to which Seller is obligated to contribute or with respect to which Seller has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c) and 414(m) of the Code, of which Seller is a member to the extent Seller has any potential liability with respect to such Plans. For purposes of this Agreement, the term “Plans” shall mean: (A) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated; (B) employment agreements; and (C) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

(b)     Except as disclosed in Schedule 3.13, Seller does not contribute to, has no obligation to contribute to or otherwise has no liability or potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA); (B) any Plan subject to title IV of ERISA; or (C) any plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

(c)     Except as disclosed in Schedule 3.13, none of the Plans obligates Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in control,” as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

(d)     Each Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any “accumulated funding deficiency”, as such term is defined in such Sections of ERISA and the Code, whether or not waived. None of the assets of the Business is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, Seller has not been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and neither Seller nor any officer or director of Seller has knowledge of any facts which could be expected to give rise to such lien or such posting of security.

(e)     Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan or is maintained pursuant to a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service, and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter or opinion letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust and reasonably be expected to result in any Liability.

(f)     With respect to each Plan, Seller has provided or made available to Purchaser true, complete and correct copies, to the extent applicable, of (A) all documents pursuant to which the Plans are maintained, funded and administered; (B) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments); (C) the two most recent actuarial reports; (D) the two most recent financial statements; (E) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions); and (F) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other “welfare-type” benefits.

3.14     Labor.

(a)     No employee of Seller in connection with the Business is represented by a labor union or other labor organization or association, and there are no Contracts with any labor union or labor organization or association representing any employees of Seller. To Seller’s Knowledge, no petition has been filed or other proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative; and, to the Knowledge of Seller, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees, and no demand for recognition of employees has been made by, or on behalf of, any labor union.

(b)     There is no labor strike, dispute, slowdown, stoppage or similar labor difficulty pending, or to Seller’s Knowledge, threatened against or affecting Seller or the Business, nor have there been any such events pending or threatened since the date of the Interim Financial Statements.

(c)     Seller is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice complaint against Seller pending or, to Seller’s Knowledge, threatened.

(d)     Seller has previously made available to Purchaser true, correct and complete summaries of all: (i) workers’ compensation claims filed against Seller in the past three years; and (ii) charges, grievances, complaints or notices of violation filed with, or otherwise made by, any Governmental Body against Seller, in each case in the past three years.

(e)     Other than the termination of Seller’s employees as required under Section 5.1 of this Agreement, Seller has not caused any “Employment Loss”, as defined by the WARN Act, within 90 days prior to the Closing Date, and Seller does not anticipate making or causing any other “Employment Loss” within 90 days after the Closing Date, that would result in a violation of or require compliance with the WARN Act.

3.15     Litigation.

(a)     Except as set forth on Schedule 3.15(a), there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller, or to which Seller is otherwise a party, or otherwise affecting any of the Acquired Assets, Assumed Liabilities or the Business, or that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay the Acquisition. Schedule 3.15(a) also lists all Legal Proceedings affecting the Acquired Assets, the Assumed Liabilities or the Business threatened, to Seller’s Knowledge, against Seller or to which Seller was a party during the past three years.

(b)     Except as described on Schedule 3.15(b), there are no outstanding Orders that specifically address, or otherwise materially affect, Seller’s ability to perform its obligations under this Agreement, the Acquired Assets, Assumed Liabilities or the Business. Schedule 3.15(b) lists any settlement agreements affecting the Acquired Assets, Assumed Liabilities or the Business to which Seller is a party or by which it is bound.

(c)     To Seller’s Knowledge, there are no facts or circumstances which could serve as the basis for any Legal Proceeding or Order against Seller involving the Business, the Acquired Assets or Assumed Liabilities.

3.16     Compliance with Laws; Permits.

(a)     Seller is currently, and has been at all times, in full compliance with all Laws applicable to Seller, the Business and the Acquired Assets. No claims or investigations alleging any violation by Seller of any Laws affecting the Acquired Assets, Assumed Liabilities or the Business have been resolved or otherwise concluded in the preceding three years, are pending or, to Seller’s Knowledge, threatened.

(b)     Except as set forth on Schedule 1.1(a), Seller currently has all Permits which are required for the operation of the Business, all of which: (i) are listed on Schedule 1.1(a); (ii) have been made available to Purchaser; and (iii) are in full force and effect. Seller has complied at all times in the preceding three years, and is presently in compliance with the terms and conditions of all Permits. Seller is not in violation of any of the Permits. No loss, non-renewal, suspension or modification of, nor any noncompliance with, any Permit is pending or, to Seller’s Knowledge, threatened. Except as set forth on Schedule 1.1(a), all of the Permits will be effectively assigned and transferred to Purchaser at the Closing.

3.17     Environmental Protection. The existing and prior use of the Houston Facility by Seller, the Acquired Assets and the Business comply with, and at all times have complied with, and Seller is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Owned Real Property, the Acquired Assets and the Business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, or Permits of any governmental authorities relating to environmental matters, including by way of illustration and not by way of limitation the Comprehensive Environmental Response, Compensation and Liability Act as amended, the Resource Conservation Recovery Act as amended, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to or imposing liability or standards of conduct concerning any petroleum, petroleum by-product (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas, hazardous substance or materials, toxic or dangerous waste, substance or material, pollutant or contaminant (collectively “Environmental Laws”). Specifically, but not in limitation of the foregoing, except as set forth on Schedule 3.17:

(a)     To Seller’s Knowledge, Seller has obtained and is in full compliance with the terms and provisions of all Permits necessary for compliance with the Environmental Laws with respect to the Business, all of which are listed on Schedule 1.1(a).

(b)     The Owned Real Property and the Acquired Assets are free of asbestos containing materials (“ACM’s”) and are free of Hazardous Materials that are present in violation of applicable Environmental Laws. As used in this Agreement, “Hazardous Material” means and includes asbestos, ACM’s, polychlorinated biphenyls, lead-based paints, any petroleum product, petroleum by-products (including, but not limited to, crude oil or any fraction of it, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other wastes, oil sludge and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas products and/or hazardous substance or materials, waste, pollutant or contaminant, defined as such in (or for the purposes of) the Environmental Laws.

(c)     Seller has owned and operated the Owned Real Property, the Acquired Assets and the Business, and has received, handled, used, stored, treated and disposed of all Hazardous Materials, in strict compliance with all Environmental Laws. Seller has not transported or arranged for the transport of any Hazardous Materials to or from any property included in the Owned Real Property, except in compliance with Environmental Laws.

(d)     No Hazardous Material has been released, deposited, discharged, placed, or disposed of on or under the Houston Facility by Seller, or on or under the Newnan Facility by Seller or RettCo, except in compliance with Environmental Laws, nor, to Seller’s Knowledge, has the Owned Real Property been used at any time by any person as a landfill or a waste disposal site.

(e)     There is no electrical equipment, including transformers, containing polychlorinated biphenyls (PCBs) included in the Acquired Assets.

(f)     There are no monitoring wells on the Owned Real Property for monitoring any Hazardous Materials.

(g)     Other than inline tanks used for cleaning fluid, there are no underground or aboveground tanks situated on the Owned Real Property.

(h)     There are no liens on any of the Owned Real Property or Acquired Assets resulting from any cleanup or proposed cleanup under the Environmental Laws.

(i)     No part of the Owned Real Property constitutes “wetlands” as defined under any Environmental Law or other law or regulation.

(j)     No notices of any violation, inquiries or requests for information from a Governmental Body relating to any of the matters referred to in Subsections (a) through (i) above relating to the Acquired Assets or their use have been received by Seller that are unresolved.

3.18     Insurance. All insurance policies pertaining to the Business are listed on Schedule 3.18 and are in full force and effect on the date hereof. Seller has made available to Purchaser true, correct and complete copies of such insurance policies. Neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. To Seller’s Knowledge, no party to any such insurance policy has repudiated any provision thereof. Seller has been covered during the past two years by insurance in scope and amount customary and reasonable for the Business. Schedule 3.18 describes any self-insurance arrangements affecting Seller with respect to the Business.

3.19     Significant Customers and Suppliers. Schedule 3.19 sets forth a complete and accurate list of (a) the ten (10) largest customers of the Business (measured by aggregate billings) during calendar year 2013 and through the six months ended June 30, 2014 (the “Material Customers”), along with the revenues attributable to such customers); and (b) the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount expended by Seller) during calendar year 2013 and through the six months ended June 30, 2014 (the “Material Suppliers”) along with the payments made to such suppliers. Except as set forth on Schedule 3.19, no Material Customer or Material Supplier has canceled, terminated or otherwise materially altered its business relationship with Seller, or notified Seller in writing of any intent to do so; nor does Seller have Knowledge that any Material Customer or Material Supplier intends to terminate its relationship with Seller or reduce the level of business it conducts with Seller. To Seller’s Knowledge, except as set forth on Schedule 3.19, there exists no condition or state of facts or circumstances that: (a) adversely impacts the Material Customers or Material Suppliers; or (b) otherwise involves the Material Customers or Material Suppliers of or to Seller that could reasonably be expected to have a Material Adverse Effect. Schedule 3.19 sets forth current customers and suppliers of the Business who are not parties to written Contracts with Seller with aggregate billings of $25,000 or more, along with a summary of the material terms of each such oral Contract.

3.20     Certain Payments. Neither Seller nor, to Seller’s Knowledge, any of its directors, officers, shareholders, agents, employees or any other Person acting for or on behalf of Seller, has, directly or indirectly: (a) in violation of any Law, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for Seller; (ii) to pay for favorable treatment for business secured for Seller; or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller; or (b) established or maintained any fund or asset that has not been recorded in the books and records.

3.21     Affiliate Transactions.

(a)     Except as disclosed on Schedule 3.21 or with respect to certain of the employment relationships disclosed on Schedule 3.12(a): (i) no Affiliate of Seller and, to Seller’s Knowledge, no Affiliate of any officer, director or shareholder of Seller, is engaged in the Business other than by or through Seller; (ii) no current officer, director or shareholder of Seller (or any person that has served as an officer, director or shareholder of Seller in the past three years), or any Affiliate of the foregoing, is a party to any Contract or transaction with Seller; and (iii) except through their ownership of Seller, no Affiliate of Seller has any right, title or interest in any property or asset used in or necessary for the conduct of the Business as presently conducted.

(b)     Other than Seller’s operation of the Business, Seller does not engage in a business competitive with the Business.

3.22     Products; Product Warranties. Except as set forth on Schedule 3.22, (i) no product manufactured, produced, leased or sold by Seller requires Seller to pay any royalty or fee or any other payment to third parties, including, without limitation, to Seller’s Affiliates; (ii) neither Seller nor any of its Affiliates have knowledge of any grounds whatsoever for the removal or withdrawal from the market of any of Seller’s products; (ii) there are no continuing or outstanding Liabilities, warranties or Legal Proceedings, or any basis for any present or future Legal Proceedings against Seller that may result in any Liability to Seller, including, without limitation, for the replacement, repair or remedying any goods or products manufactured, produced, leased or sold by Seller, any product design or defects, or any injury or damage to any Person or property, and no claim in respect thereof has been asserted by any Person. Each product manufactured or sold by Seller has been in conformity with all applicable contractual commitments and express warranties, all of which are described on Schedule 3.22, as well as with all warranties implied by law.

3.23     Inventories. All items included in the Inventory (i) are in good condition, not obsolete or defective; (ii) are useable or saleable within six months from the date hereof in the ordinary course of business of the Business; (iii) are located on the premises described in Schedule 1.1(c); (iv) have been acquired by Seller only in bona fide transactions entered into in the ordinary course of business; (v) meet or comply with all applicable ASTM standards and specifications; and (vi) are accurately identified as domestic or foreign sourced material in compliance with the applicable Buy American Laws. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Business.

3.24     Receivables. Except as set forth on Schedule 3.24, all receivables reflected in the Reference Balance Sheet, or which have arisen from the conduct of the Business since the Reference Balance Sheet Date, in each case net of the reserves established and reflected on the Reference Balance Sheet, are, and at the Closing Date will be, legal, valid and binding obligations, and are collectible in full at face value (net of the reserves established and reflected in the Reference Balance Sheet, as such reserves are adjusted for the passage of time through the Closing Date in accordance with the past practice of Seller). All such receivables represent or will represent sales actually made or services actually performed from bona fide, arms-length transactions entered into in the ordinary course of business of the Business consistent with past practices. There are no set-offs, counterclaims or disputes asserted with respect to any receivable, and no discount or allowance from or defeasement of any receivable has been made or agreed to except discounts for prompt payment granted in the ordinary course of business consistent with past practice and reflected in documents evidencing such account. The reserves established for doubtful or uncollected accounts as shown on the Reference Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past practice of Seller, are consistent in amount to those historically established with respect to the receivables of the Business.

3.25     Solvency. Seller is not, as of the date of this Agreement, insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Seller will be able to pay its debts as they become due; (b) Seller will not have unreasonably small assets with which to conduct its present or proposed business; and (c) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. As used in this Section: (i) “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable liabilities; and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured

3.26     Books and Records. Seller has previously made available to Purchaser true and complete copies of the books and records of Seller relating to the Purchased Assets and the Business. Such books and records are true, accurate and complete.

3.27     Names. Except as set forth on Schedule 3.27, during the term of its existence, Seller has not been known by or conducted business under any other name. All assets and rights relating to the Business are held by, and all agreements, obligations, expenses and transactions relating to the Business have been entered into, incurred and conducted by Seller.

3.28     Financial Advisors. Except as set forth on Schedule 3.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Acquisition, and no Person is entitled to any fee or commission or like payment from Purchaser or Seller in respect thereof.

3.29     Domestic Content. All Inventory marked or otherwise denoted as being compliant with Buy American Laws contains steel that was melted and rolled solely in the United States and can be properly certified by Seller to be compliant with Buy American Laws. Seller is currently, and has been at all times, in full compliance with all Buy American Laws applicable to Seller, the Business and the Acquired Assets. No claims or investigations alleging any violation by Seller of Buy American Laws have been resolved or otherwise concluded in the preceding three years, are pending, or to Seller’s Knowledge, threatened. Seller currently maintains, has at all times maintained, and will continue to maintain after the Closing true, accurate and complete books, records, systems and information relating to Seller’s compliance or non-compliance with Buy American Laws.

3.30     Accounts Payable. The trade accounts payable relating to the Business have been incurred in the ordinary course of business consistent with past practice. All such trade accounts payable represent valid Liabilities related to goods or services received from suppliers or vendors. There are no disputes asserted by Seller with respect to any accounts payable.

3.31     Disclosure. No representation or warranty made by Seller in this Agreement or any of the Schedules or Exhibits hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The fact that Seller has delivered copies of certain documents to Purchaser shall not constitute disclosure of facts required to be disclosed on any Schedule to this Agreement, unless such document is expressly referenced in such Schedule. Seller has no Knowledge of any fact or circumstance that has or could have specific application to Seller, the Acquired Assets, the Assumed Liabilities or the Business (other than general economic or industry conditions that do not affect Seller, the Acquired Assets, the Assumed Liabilities or the Business uniquely) that could have a Material Adverse Effect that has not been set forth in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct on and as of the Closing Date as follows:

4.1     Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite power and authority to conduct its business as heretofore conducted.

4.2     Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Acquisition (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions and perform its obligations contemplated thereby. The execution, delivery and performance by Purchaser of each Purchaser Document and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on behalf of Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws for the protection of creditors and general principals of equity.

4.3     Conflicts; Consents of Third Parties. None of the execution, delivery or performance by Purchaser of Purchaser’s obligations under the Purchaser Documents, the consummation of the transactions contemplated thereby or compliance by Purchaser with any of the provisions thereof will cause Purchaser to violate or breach any material Law or Order. Other than those which will have been made or obtained, as applicable, as of the Closing, no waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of Purchaser Documents or the compliance by Purchaser with any of the provisions thereof.

4.4     Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for Purchaser in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE 5
COVENANTS

5.1     Employees of the Business.

(a)     Effective as of the day immediately following the Closing Date, Purchaser shall offer employment to Seller’s employees listed on Schedule 5.1, which may be amended or modified at Purchaser’s sole discretion at any time on or before the fifth Business Day prior to the Closing Date. Seller agrees to terminate or cause to be terminated the employment of all such employees by giving the employees notice of termination prior to the Closing Date with such termination effective as of the Closing Date (such employees who accept the terms and conditions of such offer are hereinafter referred to as “Hired Employees”). Seller shall remain solely responsible for all employees that are not Hired Employees and all claims related thereto. The employment of the Hired Employees will be effective the date the Hired Employee commences active employment with Purchaser. Seller shall remain responsible for all claims with respect to all Hired Employees with respect to the period of time that is prior to the date the Hired Employee commences active employment with the Purchaser. Purchaser shall be responsible for all claims with respect to Hired Employees with respect to the period of time after any such Hired Employee commences active employment with the Purchaser. Seller shall comply with all requirements of the WARN Act in connection with its termination of Seller’s employees; provided, however, that Purchaser shall make offers of employment to Seller’s employees listed on Schedule 5.1.

(b)     Except for those accrued expenses for earned and unused vacation included in the calculation of Final Net Working Capital and that are listed on Schedule 1.3(b), Seller shall pay or shall cause to be paid all amounts due Hired Employees prior to the date such Hired Employee commences active employment with the Purchaser, including, without limitation, (i) all salary and wages; (ii) any severance obligations, bonuses, incentive compensation, and retention awards or compensation, including, without limitation, all such Liabilities set forth in those certain Retention Award Agreements listed in Schedule 1.4(c); (iii) sick leave, vacation, paid time off and any other benefits; (iv) all workers’ compensation liabilities; and (v) all obligations under the WARN Act.

(c)     The active participation by all Hired Employees in Seller’s Plans will cease as of the date such Hired Employee commences active employment with the Purchaser. Except for the Coventry of Georgia group health insurance contract, Purchaser will not assume or continue, and will have no responsibility or Liability to the Hired Employees or any other Person under or with respect to, any of Seller’s Plans. Notwithstanding anything herein to the contrary, Purchaser will assume Seller’s Coventry of Georgia group health insurance contract effective as of the Closing Date. Purchaser shall grant all Hired Employees credit for any service with Seller earned prior to the Hired Employee’s commencement of active employment with the Purchaser for eligibility, vesting and vacation accrual rate purposes, under any employee benefit plan, program or arrangement that may be established or maintained by Purchaser, or any of its Affiliates (the “Purchaser Plans”). Purchaser will (i) extend the same benefits and eligibility requirements to all Hired Employees on the same terms it provides its current employees, with credit for any service with the Seller earned prior to the Hired Employee’s commencement of active employment with the Purchaser for program eligibility, waiting periods, and actively at work requirements; (ii) cause any covered medical and dental expenses incurred prior to the commencement of active employment by any Hired Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any applicable Purchaser Plan, to the extent determined by the Purchaser. Since Seller and Purchaser’s benefit plans are on different plan year cycles (Seller is on a January-December calendar year plan and Purchaser is on a April-March plan year), Purchaser will determine the appropriate formula for prorating the satisfied applicable deductible, coinsurance, and maximum out-of-pocket provision to coincide with its April 2014-March 2015 plan year.

(d)     Seller will be responsible for making continuation coverage under COBRA available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), prior to the commencement of active employment with the Purchaser by any Hired Employee (or covered dependent thereof). Purchaser will be responsible for making continuation coverage under COBRA available to any Hired Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Hired Employee becomes an active participant in Purchaser’s Plans. Purchaser will not, and will not be required to, pay for, fund or subsidize the purchase of COBRA continuation coverage by or on behalf of any Hired Employee, spouse or dependent after the Closing Date.

(e)     Seller shall pay all costs and Liabilities arising out of the termination of any of Seller’s employees who do not become Hired Employees, including: (i) compliance with the requirements of the WARN Act or under any similar or analogous Law having applicability to Seller or the Business; (ii) administration and payment of severance benefits, and if provided, out placement assistance; (iii) accrued salary, sick leave, vacation, paid time off and any other compensation or benefits, whether or not payable under Contract; (iv) providing COBRA benefits under applicable Law; and (v) any other related Liabilities. Purchaser shall pay all such costs and Liabilities of the type described in clauses (i) through (iii) of this paragraph with respect to all Hired Employees who are terminated by Purchaser after the Closing to the extent incurred after the Closing.

(f)     Seller shall not take any action or position or omit to take any action or position that is inconsistent with Seller’s obligations as set forth in Section 5.1(c) with respect to any Seller Benefit Plan or as set forth in Section 5.1(d) with respect to COBRA.

(g)     Seller will be permitted to retain copies of any records or data included in the Acquired Assets to the extent Seller reasonably believes necessary or advisable to comply with its obligations under this Section 5.1.

(h)     The provisions of this Agreement are for the benefit of Purchaser and Seller only, and no employee of Seller or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of Seller, any other employee or legal representatives or beneficiaries thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will.

5.2     Transition Cooperation; Mail Received After Closing.

(a)     Following the Closing Date, Purchaser may receive and open all mail addressed to Seller that Purchaser reasonably believes relates to the Business, the Acquired Assets or the Assumed Liabilities, and, to the extent that such mail and the contents thereof relate to the Business, the Acquired Assets or the Assumed Liabilities, deal with the contents thereof at its reasonable discretion. From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller that relates to the Business, the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail received by Purchaser that relates to the Excluded Assets or the Retained Liabilities.

(b)     Following the Closing Date, Seller hereby grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing Date in respect of goods sold or services rendered as part of the Business.

5.3     Other Post-Closing Expenses. Seller is responsible for all expenses (other than Assumed Liabilities) related to the Business incurred prior to the Closing Date, and Purchaser will forward to Seller invoices for expenses relating solely to the period before the Closing Date (other than the Assumed Liabilities) and Seller shall pay such invoices directly to the payee. Purchaser is responsible for all expenses (other than Retained Liabilities) related to the Business incurred on and after the Closing Date, and Seller shall forward to Purchaser any invoices payable by Purchaser pursuant to this Section 5.3. In order to assure Purchaser of no disruption in services, Purchaser may (but is not obligated to) pay any invoices which reflect expenses relating to both the period before and after the Closing Date; provided, however, that Seller shall remain obligated for its portion of such expenses in accordance with the terms of this Agreement. On or before the day which is 60 days after the Closing Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-Closing Date-paid, Closing Date-paid and post-Closing Date-paid expenses (other than the Prepaids) that are not otherwise addressed by this Agreement as Assumed Liabilities. Purchaser and Seller shall reimburse each other promptly for any amounts due each other at that time and thereafter within ten days after receipt of proof of payment of any such expenses.

5.4     Payment of Retained Liabilities. Seller shall be responsible for payment of the Retained Liabilities. If any such Retained Liabilities are not so paid or provided for, and if after the Closing Date Purchaser reasonably determines that failure to make any payments will materially impair Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Business, Purchaser shall provide Seller with written notice describing the same in reasonable detail. If Seller fails to discharge such Retained Liability in full or otherwise take steps that prevent any material impairment of Purchaser’s use or enjoyment of the Acquired Assets or conduct of the Business within ten Business Days of such written notice, Purchaser may elect to make all such payments not made by Seller directly (but shall have no obligation to do so) and the full amount of all such payments made by Purchaser shall be promptly reimbursed by Seller following Purchaser’s written notice to Seller thereof.

5.5     Further Assurances. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to Closing). Each party hereto shall, at the request of another party hereto, from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller’s rights to, the Acquired Assets. Seller shall be permitted to retain copies of any records or data included in the Acquired Assets to the extent Seller reasonably believes necessary or advisable to comply with its obligations under this Agreement. Seller hereby agrees not to take any action, cause any omission or perform any conduct that could prevent, delay or obstruct, directly or indirectly, an indemnity payment or any other payment that would be otherwise made by Seller pursuant to the terms of this Agreement.

5.6     Press Releases and Announcements. Prior to the Closing, Seller and Purchaser shall agree upon a press release(s) announcing the Acquisition and the timing for issuing such press release(s); provided, that, the Purchaser may make such announcements, disclosures and filings pertaining to the Acquisition as it deems necessary in connection with its status as a publicly traded company.

5.7     Taxes. Seller shall timely file or cause to be filed (taking into account applicable extensions) all applicable Tax Returns and timely pay all Taxes required to be paid by it under applicable Law that, if left unpaid, could result in the imposition of a Lien on any of the Acquired Assets or subject Purchaser to a claim by any Taxing Authority for unpaid Taxes of Seller. Seller will retain copies of all Tax Returns and Tax records as required by applicable Law and will give Purchaser reasonable access to inspect such materials if such inspection is reasonably necessary for Purchaser to respond to any claim by any Taxing Authority relating to the Acquired Assets, Assumed Liabilities or Business. Seller shall timely satisfy or cause to be satisfied all amounts due under item (ii) of the definition of “Permitted Exceptions” set forth in Annex I at the later of (a) when such current Taxes, assessments or other charges by any Governmental Body are due, taking into account applicable extensions, or (b) at the end of the appropriate proceedings when contested in good faith by appropriate proceedings, where, in each case, Seller has established in Seller’s books of account appropriate reserves under GAAP to satisfy such obligation. To the extent Seller has the right to cause RettCo or its Affiliates to take any of the foregoing actions in this Section 5.7 pursuant to the RettCo Agreement, Seller will enforce such rights and cause RettCo or its Affiliates to take such actions.

5.8     Access; Conduct of the Business.

(a)     During the period from the date hereof through and including the Closing Date, Seller shall give to Purchaser, its officers, agents, employees, counsel, accountants and other representatives, full and complete access, upon reasonable prior notice and during normal business hours, to the books, records, personnel and properties of the Business as Purchaser may reasonably request. Seller shall cause its officers, employees, consultants, agents, accountants and other representatives to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination.

(b)     Prior to the Closing, except: (1) as required by applicable Law; (2) as otherwise contemplated by this Agreement or (3) with the prior written consent of Purchaser, Seller shall: (i) conduct the Business only in the ordinary course of business consistent with past practices; (ii) (A) use commercially reasonable efforts to preserve the Acquired Assets and the present operations, organization and goodwill of the Business; (B) use commercially reasonable efforts to preserve the present relationships with customers and suppliers of the Business; (C) use commercially reasonable efforts to keep in full force and effect the insurance described in Section 3.18; (D) perform all of its obligations under all Material Contracts, and not amend, alter or modify any provision thereof except in the ordinary course of business and except as would not result in a Material Adverse Effect; (E) promptly advise Purchaser of any material adverse change in the condition, whether financial, tax (including notification of audit or other tax investigation, tax lien filing or proposed tax lien) or otherwise, of the Business or the Acquired Assets; (F) promptly advise Purchaser of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the date of this Agreement, would have been required to have been disclosed in a Schedule to this Agreement; (G) not create or permit to exist any security interest, mortgage, pledge, lien, charge, encumbrance, easement, restrictive covenant or adverse claim of any kind or nature with respect to any of the Acquired Assets, except for the liens described on Schedule 3.9, all of which will be removed at or prior to the Closing; (H) not sell or dispose of any assets, except for sales of Inventory in the ordinary course of business of the Business; (I) promptly advise Purchaser of any change in the list of employees referred to in Section 5.1(a) or in the compensation payable to any such employee; (J) maintain and collect the receivables of the Business and extend credit terms to Seller’s customers in the ordinary course of business consistent with past practices; and (K) use commercially reasonable efforts to keep available the services of the present officers, employees, agents and other personnel of the Business; and (iii) not take or omit to take any action that would be required to be disclosed on Schedule 3.6.

(c)     From and after the Closing Date, Seller shall allow Purchaser and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the books and records of Seller relating to the Business and the Acquired Assets, to the extent reasonably necessary to enable Purchaser to, among other things, investigate and defend Legal Proceedings, to verify accounts receivable collections due Purchaser, and to enable Purchaser to complete, in accordance with Purchaser’s policies and procedures, any and all post-Closing Date accounting, reconciliation and closing procedures, and to enforce its rights under this Agreement. Without limiting the generality of the foregoing, Seller, during the period from the date of this Agreement through and including the Closing Date and from and after the Closing Date (i) agrees to maintain true, accurate and complete books, records, systems and information relating to Seller’s compliance or non-compliance with Buy American Laws, and (ii) agrees to provide Purchaser (and its customers) with all certifications reasonably necessary to comply with Buy American Laws in connection with the Business or the Acquired Assets including, without limitation, all purchases of sales of Inventory prior to the Closing Date.

The provisions of this Section 5.8(c) shall survive the Closing until the seventh anniversary of the Closing Date.

5.9     No Negotiation. Until the earlier of the Closing or the termination of this Agreement, neither Seller, nor any of its agents, Affiliates or representatives, shall, directly or indirectly, solicit, initiate, encourage or enter into any discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any Person or group of Persons (other than Purchaser) concerning any acquisition, directly or indirectly, of the capital stock of Seller in, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Seller, or any purchase of all or a substantial portion of the assets of the Business. In furtherance of the foregoing, Seller shall terminate, or cause the termination of, any current discussions or negotiations with any Person or group of Persons (other than Purchaser) concerning any acquisition, directly or indirectly, of the capital stock of Seller in, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets of the Business.

5.10     Supplement of Schedules. Between the date of this Agreement and the Closing Date, Seller will supplement or amend the Disclosure Schedules with respect to any matter existing before or occurring after the date hereof that would have been required to be set forth or described in the Disclosure Schedules, or which is necessary to correct any information set forth in the Disclosure Schedules which has been rendered inaccurate thereby.

5.11     Consents; Failure to Obtain Consents. After the Closing Date, Seller will use its commercially reasonable efforts to obtain or cause to be obtained any Consents required to be obtained by Seller in connection with the transactions contemplated by this Agreement that are requested by Purchaser and that have not been previously obtained prior to or at the Closing, and Purchaser shall provide its cooperation in such regard if reasonably requested by Seller. Seller shall cooperate in any reasonable arrangement which is designed to provide Purchaser with the benefits of such Consent until such time the Consent is actually obtained by Seller. Notwithstanding anything herein to the contrary, in no event will Seller be obligated to pay any fee to any third party in order to obtain a Consent. This Section 5.11 shall not apply to Permits related to the Newnan Facility, and Purchaser shall obtain new Permits for the Newnan Facility in its own name.

5.12     Reimbursement of RettCo Transaction Expenses. Purchaser shall promptly reimburse Seller for Seller’s out-of-pocket expenses incurred in connection with Seller’s acquisition of RettCo. Such expenses include, but are not limited to, legal fees (charged at the billing rates normally paid by Seller), title insurance, and surveyor fees; provided, however, that such expenses shall not exceed $128,000 in the aggregate. Seller shall present copies of relevant invoices and any other reasonably requested supporting documentation in connection with Seller’s request for reimbursement.

ARTICLE 6
CLOSING

6.1     Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) will take place at the offices of Womble Carlyle Sandridge & Rice, LLP, One West Fourth Street, Winston-Salem, North Carolina, at 10:00 a.m., Eastern Standard time, within two (2) Business Days of the satisfaction or waiver in writing (to the extent waivable) of the conditions set forth in Sections 6.2 and 6.3 or at such other place and time as the parties have mutually agreed in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing, when completed, shall be deemed to have occurred at 11:59:59 p.m., local time, on the Closing Date

6.2     Conditions to Obligation of Purchaser. The obligations of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions:

(a)     Seller shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied at or prior to the Closing.

(b)     (i) Each of the representations and warranties of Seller contained herein shall have been true and correct in all respects as of the date hereof and shall be true and correct in all material respects (except representations and warranties qualified by “material” shall be true in all respects) on and as of the Closing Date; and (ii) there shall not have been any change in the Acquired Assets, Assumed Liabilities or the business, prospects, condition (financial or otherwise) or results of operations of the Business since the date of this Agreement that individually or in the aggregate could constitute a Material Adverse Effect.

(c)     All (i) required Consents; (ii) Permits; (iii) other Orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable Governmental Bodies for the Acquisition, and all Consents set forth on Schedule 3.3(b) shall have been obtained in form and substance reasonably satisfactory to Purchaser and its counsel and shall remain in full force and effect as of the Closing Date.

(d)     No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or Governmental Body preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened Legal Proceedings by any Governmental Body or by any other Person challenging or in any manner seeking to restrict or prohibit the Acquisition or the consummation of any other transactions contemplated hereby.

(e)     Purchaser shall have completed its due diligence of the Acquired Assets, Business and Assumed Liabilities to the sole satisfaction of Purchaser, including, without limitation, conducting environmental audits and property inspections of the Owned Real Property.

(f)     Purchaser shall have received evidence satisfactory to Purchaser that all Taxes arising from or related to Seller’s Business, the Acquired Assets and the Acquisition have been paid, including without limitation the following: (i) evidence that timely and proper notice of the transactions contemplated by this Agreement have been provided to all appropriate Governmental Bodies; and (ii) Seller has received (and delivered a copy to Purchaser) Tax clearance certificates from the appropriate Governmental Bodies confirming all Taxes arising from or related to the Seller’s Business, the Acquired Assets and the Acquisition have been paid and all Tax Returns have been properly filed; provided, however, that for any such Tax clearance certificates that by law cannot be obtained prior to Closing, Seller will use its commercially reasonable efforts to obtain the Tax clearance certificate (with a copy delivered to Purchaser) within 120 days after the Closing Date.

(g)     Purchaser shall have received evidence satisfactory to Purchaser that all Liens indicated to exist by record searches made by Purchaser prior to the Closing Date shall have been removed, or, at the sole discretion of Purchaser, Purchaser shall have received payoff letters, satisfactory to Purchaser and its counsel, reflecting the amount required to fully pay and satisfy of all of Seller’s Debt to be paid at Closing pursuant to Section 2.2, which payoff letters shall confirm that all Liens (other than Permitted Exceptions) on any of the Acquired Assets shall be released, discharged and terminated in full upon payment of the amount set forth therein.

(h)     Purchaser shall have received evidence, satisfactory to Purchaser and its representatives, (i) that Seller’s exclusive Contract with RettCo, pertaining to the Newnan Facility, has been terminated or is no longer in effect and (ii) that RettCo or Seller has not assigned such Contract to any Person.

(i)     Purchaser shall have received evidence, satisfactory to Purchaser and its representatives, that Seller, at Seller’s sole cost and expense, (x) has removed from Seller’s Houston Facility all drums or other containers containing or which used to contain any Hazardous Material or other manufacturing waste product other than drums or other containers containing Hazardous Material or other manufacturing waste product generated in the ordinary course of business since the most recent pick-up prior to the Closing Date, which such pick-up shall not have been more than 10 days prior to the Closing Date, and (y) has properly stored and labeled all other drums or other containers containing or used to contain any Hazardous Material or other manufacturing waste product generated in the ordinary course of business since the most recent pick-up prior to the Closing Date that have not yet been picked up by Seller’s waste disposal company, all in compliance with Environmental Laws or other Laws.

(j)     Purchaser shall have received, at its own cost, an owner’s policy for title insurance for the Newnan Facility and a survey for the Newnan Facility, all in form reasonably satisfactory to Purchaser, evidencing Purchaser’s title in the Newnan Facility free and clear of all Liens other than Permitted Exceptions.

(k)     Purchaser shall have received all of the deliverables required by Section 6.4.

6.3     Conditions to Obligation of Seller. The obligations of Seller to sell the Acquired Assets and assign the Assumed Liabilities are subject to the satisfaction of each of the following conditions:

(a)     Purchaser shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied at or prior to the Closing.

(b)     Each of the representations and warranties of Purchaser contained herein shall have been true and correct in all respects as of the date hereof and shall be true and correct in all material respects (except representations and warranties qualified by “material” shall be true in all respects) on and as of the Closing Date.

(c)     No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or Governmental Body preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened Legal Proceedings by any Governmental Body or by any other Person challenging or in any manner seeking to restrict or prohibit the Acquisition or the consummation of any other transactions contemplated hereby.

(d)     Seller shall have received all of the deliverables required by Section 6.5.

6.4     Seller Closing Deliveries. On or prior to the Closing Date, Seller shall deliver to Purchaser the following:

(a)     A certificate signed by a duly authorized executive officer of Seller certifying the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(b)     A certificate from the Secretary or comparable official of Seller, dated as of the Closing Date, attesting to the resolutions of Seller’s Board of Directors authorizing the execution, delivery and performance of Seller Documents, and to the incumbency of the officer(s) executing any Seller Document.

(c)     A counterpart of the Lease Agreement, duly executed by Seller.

(d)     The Bill of Sale, duly executed by Seller (the “Bill of Sale”), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Acquired Assets to Purchaser, free and clear of Liens other than Permitted Exceptions.

(e)     A counterpart of the Assignment and Assumption Agreement, duly executed by Seller (the “Assignment and Assumption Agreement”).

(f)     A general warranty deed for the Newnan Facility, duly executed by Seller.

(g)     A Certificate of Good Standing (or other comparable certificate of existence) and a Letter of Good Standing (or other comparable tax good standing certificate) with respect to Seller, in each case from the Secretary of State of the States of Georgia, Ohio and Texas and any other jurisdiction in which Seller is qualified to do business, dated a recent date before the Closing.

(h)     Possession of the Acquired Assets to Purchaser, subject to Purchaser’s obligation to remove certain Acquired Assets from the Bedford Heights Facility as provided in Section 2.6.

(i)     All other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

(j)     Purchaser shall have received a Subordination, Non-Disturbance and Attornment Agreement, in recordable form, executed by Seller and J. P. Morgan Chase Bank, N.A. (the “SNDA”). The SNDA shall (i) subordinate the Lease to the existing Deed of Trust dated April 07, 2010, recorded in County Clerk’s File No. 20100135670, being partially released under the County Clerk’s File No. 20120372549, of the Official Public records, of Harris County, Texas, as amended (collectively, the “Deed of Trust”), (ii) subordinate the Deed of Trust and all other liens encumbering the Houston Facility or any portion thereof in favor of J. P. Morgan Chase Bank, N.A., its successors and assigns, to the Option, as defined in the Lease Agreement, contained in Section 17.21 of the Lease Agreement, (iii) provide that J. P. Morgan Chase Bank, N.A., its successors and assigns, shall deliver cancellations in recordable form for the Deed of Trust and all other liens encumbering the Houston Facility or any portion thereof in favor of J. P. Morgan Chase Bank, N.A., its successors and assigns, on the Closing Date, as defined in Section 17.21 of the Lease Agreement, and upon Purchaser’s payment of the Purchase Price, as defined in Section 17.21 of the Lease Agreement, and (iv) be in form reasonably acceptable to Purchaser.

6.5     Purchaser Closing Deliveries. On or prior to the Closing Date, Purchaser shall deliver the following:

(a)     The Purchase Price payable by it at Closing pursuant to Section 2.2.

(b)     A certificate signed by a duly authorized executive officer of Purchaser certifying the satisfaction of the conditions set forth in Section 6.3(a) and 6.3(b).

(c)     A certificate from the Secretary or comparable official of Purchaser, dated as of the Closing Date, attesting to the resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of the Purchaser Documents, and to the incumbency of the officer(s) executing any Seller Document.

(d)     A counterpart of the Bill of Sale, duly executed by Purchaser.

(e)     A counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser.

(f)     A counterpart of the Lease Agreement, duly executed by Purchaser.

(g)     All other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

ARTICLE 7
TERMINATION

7.1     Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)     by mutual written consent of Seller and Purchaser;

(b)     Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Purchaser (so long as Seller is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before August 19, 2014 (the “Expiration Date”), by reason of the failure of any condition precedent under Section 6.3 (unless the failure results primarily from Seller’s breach of any representation, warranty or covenant contained in this Agreement);

(c)     Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) if Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Seller (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Purchaser’s breach of any representation, warranty or covenant contained in this Agreement); or

(d)     by Seller or Purchaser if there shall be in effect a final non-appealable judgment or order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence).

7.2     Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, in accordance with Section 7.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Acquisition shall be abandoned, without further action by Purchaser or Seller.

7.3     Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 7.2, the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the parties; provided, that no such termination shall relieve any party hereto from Liability for any willful breach of this Agreement; provided further, that the obligations of the parties set forth in Article 8 (Survival and Indemnification), Article 9 (Non-Competition and Confidentiality), and Article 10 (Miscellaneous) shall survive any such termination and shall be enforceable hereunder.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

8.1     Survival of Representations and Warranties. With the exception of: (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.9(b), 3.25, 3.28, 4.1, 4.2, 4.3 and 4.4, or in the case of fraud or intentional misrepresentation, which shall survive the Closing indefinitely; (b) the representations and warranties contained in Sections 3.7, 3.13, 3.17, 3.22 and 3.29, which shall survive the Closing until the 30th day following the expiration of the applicable statute of limitations for such representations (the representations set forth in the foregoing clauses (a) and (b) being the “Fundamental Representations”); and (c) the representations and warranties contained in Section 3.8, which shall survive the Closing until the later of (x) the Initial Term (as defined in the Lease Agreement) of the Lease Agreement or (y) the date the Purchaser purchases the Houston Facility, the representations and warranties of the parties to this Agreement shall survive Closing for 20 months, after which the indemnification obligation of a party contained in Sections 8.2(a)(i) and 8.3(a) shall terminate (unless a party has made a written claim for indemnification in respect of such claim prior to such expiration date (in which case the relevant survival period shall be extended automatically to include any time period necessary until such claim shall have been finally settled, decided or adjudicated). The covenants contained in this Agreement shall survive Closing according to their terms.

8.2     Indemnification of Purchaser Indemnified Parties.

(a)     Seller hereby agrees to indemnify, defend and hold Purchaser, its Affiliates and each of their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses that any of Purchaser Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of Purchaser Indemnified Parties may be subjected, arising out of or in connection with:

(i)     any inaccuracy or misrepresentation in or breach of the representations or warranties made by Seller in any Seller Document;

(ii)     any breach of any covenant or agreement of Seller set forth in any Seller Document;

(iii)     any pending or threatened Legal Proceedings disclosed or required to be disclosed on Schedule 3.15(a);

(iv)     any and all Taxes (or the nonpayment thereof) of Seller or RettCo or any of their Affiliates relating to the period on or before the Closing Date or the Acquisition;

(v)     any amounts in respect of any Debt, to the extent such amounts were not paid at Closing out of the Closing Cash Consideration;

(vi)     any Retained Liabilities; and

(vii)     any and all fees, costs and expenses, including legal, accounting, financial advisory, investment banking, consulting and other advisory fees, costs and expenses of third parties, incurred or payable by Seller in connection with the Acquisition.

(b)     The right to indemnification will not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of any representation or warranty, or the compliance with any covenant or obligation. The waiver of any closing condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

8.3     Indemnification of Seller. Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and each of their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses that any of Seller Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of Seller Indemnified Parties may be subjected, arising out of or in connection with:

(a)     any inaccuracy or misrepresentation in or breach of any representation or warranty of Purchaser in any Purchaser Document;

(b)     any breach of any covenant or agreement of Purchaser in any Purchaser Document;

(c)     any Assumed Liabilities; and

(d)     any and all fees, costs and expenses, including legal, accounting, financial advisory, investment banking, consulting and other advisory fees, costs and expenses of third parties, incurred or payable by Purchaser in connection with the Acquisition.

8.4     Limitations on Indemnification. Notwithstanding any provisions of this Article 8 to the contrary:

(a)     except for Losses arising out of fraud, intentional misrepresentations or a breach of a Fundamental Representation (each, an “Exempt Claim”), no party subject to indemnification obligations hereunder (the “Indemnifying Party”) shall have any liability for any Losses arising out of Section 8.2(a)(i) or Section 8.3(a) (i) for any single Loss (or series of related or similar Losses) of less than $25,000 (the “Minimum Loss Amount”), but, if over such amount, the Indemnified Parties shall, subject to the other limitations set forth in this Section 8.4, be entitled to recover Losses in excess of such amount and (ii) until all such qualifying Losses exceed an aggregate of One Hundred Fifty Thousand Dollars ($150,000) (the “Basket Amount”), at which time such Person shall indemnify and hold the Person with the right to indemnification hereunder (the “Indemnified Party”) harmless from and against qualifying Losses in excess of such amount;

(b)     except for Losses arising out of an Exempt Claim, no Indemnifying Party shall have any liability for any Losses arising out of Sections 8.2(a)(i) or 8.3(a) in excess of Seven Million Dollars ($7,800,000) (the “Non-Exempt Claim Cap”);

(c)     except for Losses arising out of fraud or intentional misrepresentations, no Indemnifying Party shall have any liability for any Losses arising out Sections 8.2(a)(i) or 8.3(a) in excess of the Purchase Price (“Overall Cap”);

(d)     the Minimum Loss Amount and the Basket Amount shall not apply to Losses arising out of an Exempt Claim;

(e)     the Minimum Loss Amount, the Basket Amount, the Non-Exempt Claim Cap and the Overall Cap shall not apply to Losses that may be recovered from Seller by the Purchaser Indemnified Parties (A) (1) arising out of fraud or intentional misrepresentations with respect to Section 8.2(a)(i) or (2) pursuant to Section 8.2(a)(ii)-(vii) or (B) from the Purchaser by the Seller Indemnified Parties (1) arising out of fraud or intentional misrepresentations with respect to Section 8.3(a) or (2) pursuant to Section 8.3(b)-(d);

(f)     any amount payable to any Indemnified Party in accordance with this Article 8 shall be reduced by the amount of any insurance proceeds actually received by such Indemnified Party with respect to such Indemnification Claim; and

(g)     for purposes of this Article 8 (Survival and Indemnification), the representations and warranties of the parties hereto shall not be deemed qualified by any references to “material,” “Material Adverse Effect” or similar qualifiers set forth therein.

8.5     Indemnification Procedures.

(a)     In the event an Indemnified Party seeks indemnification under Sections 8.2 or 8.3 (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of such Indemnification Claim to the Indemnifying Party; provided, that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party may, with counsel of its choice (as long as such counsel is reasonably satisfactory to the Indemnified Party), defend against, negotiate, settle or otherwise deal with such Indemnification Claim, subject to the provisions hereof. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall, within 30 days (or sooner, if the nature of the Indemnification Claim so requires), notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party shall not be entitled to assume the control in any such defense (and the Indemnified Party shall control such defense at the expense of the Indemnifying Party) if: (i) the Indemnification Claim relates to or arises in connection with any criminal Legal Proceeding; (ii) the Indemnifying Party is also a person against whom the Indemnified Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (iii) the Indemnifying Party fails to: (A) provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Indemnification Claim; and (B) diligently defend such Indemnification Claim, in each case promptly following delivery of written notice of such Indemnification Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim without prejudice to its rights to be indemnified hereunder. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(b)     Notwithstanding anything in Section 8.5(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless: (i) the sole relief is monetary damages that will be solely satisfied by the Indemnifying Party; and (ii) the claimant provides the Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages, which includes a complete release of the Indemnified Party from all other liability in respect of the Indemnification Claim, is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer (and offers evidence reasonably acceptable to the Indemnified Party of the Indemnifying Party’s ability to pay such amount), and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of: (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party incurred by the Indemnified Party and not yet reimbursed and otherwise subject to indemnification relating to such Indemnification Claim through the date of its rejection of the settlement offer; or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to any Indemnification Claim without the prior written consent of the Indemnifying Party (not to be unreasonably conditioned, withheld or delayed), except in the case where the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim.

(c)     In the event an Indemnified Party notifies the Indemnifying Party of any claim for indemnification hereunder that does not involve a third party claim, the Indemnifying Party shall, within 30 days after the date of such notice, pay to the Indemnified Party the amount of all Losses payable pursuant to this Article 8 and shall thereafter pay any other Losses payable pursuant to this Article 8 arising out of the same matter on demand, unless the Indemnifying Party disputes in writing the Indemnifying Party’s liability for, or the amount of, any such Losses within such 30-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any Losses in respect of the matters so disputed shall be paid within five Business Days after any determination (by agreement of the Indemnified Party and Indemnifying Party or otherwise) that the Indemnifying Party is liable therefor, pursuant to this Article 8.

8.6     Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article 8 as an adjustment to the Purchase Price for all Tax purposes.

8.7     Right to Offset. Seller and Purchaser agree that if Purchaser should suffer any Loss described in Section 8.2 above, then, in addition to, and without limitation of, any other rights or remedies to which Purchaser may be entitled as a result of such Loss, Purchaser shall have the right to offset the amount of such Loss once finally determined against any payment or payments owed by Purchaser to Seller or any Affiliate of Seller in connection with this Agreement or the Lease Agreement.

8.8     Duty to Mitigate. Each party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does give rise to, such Loss.

8.9     Miscellaneous. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. EXCEPT WITH RESPECT TO THE CONTENT OF A REPRESENTATION OR WARRANTY (AND THE RELATED DISCLOSURE SCHEDULES) IN DETERMINING A BREACH THEREOF AND CLAIM UNDER SECTION 8.2(a), THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8 SHALL NOT BE AFFECTED BY ANY INVESTIGATION OR ASSESSMENT CONDUCTED WITH RESPECT TO, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION IN THIS AGREEMENT OR ANY EVENT, CIRCUMSTANCE, OCCURRENCE OR MATTER SUBJECT TO THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 8. THE WAIVER OF ANY CONDITION BASED UPON THE ACCURACY OF ANY REPRESENTATION OR WARRANTY, OR ON THE PERFORMANCE OF OR COMPLIANCE WITH ANY COVENANT OR OBLIGATION, WILL NOT AFFECT THE RIGHT TO INDEMNIFICATION, REIMBURSEMENT OR OTHER REMEDY BASED UPON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS.

ARTICLE 9
NON-COMPETITION AND CONFIDENTIALITY

9.1     Definition. “Confidential Information” shall mean any and all confidential and proprietary information, including, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form. Without limiting the generality of the foregoing, Confidential Information includes information:

(a)     which constitutes proprietary information;

(b)     which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, personnel records, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials, however documented;

(c)     from which it could be reasonably inferred that would confer a competitive advantage on the party in receipt of such information;

(d)     from which it could be reasonably inferred that disclosure thereof would be detrimental to the party whose information was disclosed;

(e)     product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret under applicable Law; or

(f)     notes, analyses, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding anything to the contrary above, the term “Confidential Information” does not include information that: (x) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (y) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto; or (z) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives; provided, however, that: (1) with respect to clause (y) above, information concerning the Business shall be deemed “Confidential Information” of Purchaser notwithstanding Seller having possession thereof prior to disclosure thereof by Purchaser and notwithstanding Seller retaining any copies thereof; and (2) with respect to clauses (y) and (z) above, the source of such information was not known or reasonably determinable by the receiving party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information.

9.2     Acknowledgments and Agreements.

(a)     For purposes of this Section 9.2(a), “Purchaser Confidential Information” shall mean all Confidential Information concerning the business affairs of Purchaser, including, without limitation, the Business, the Acquired Assets and Assumed Liabilities, and shall include such information as it relates to any Affiliate of Purchaser. Seller hereby acknowledges, agrees and covenants that until the date that is five years after the Closing Date, it and its Affiliates will keep confidential, will hold for the sole benefit of the Purchaser and will not use except on behalf of the Purchaser or in furtherance of its performance of any of Seller Documents, all Purchaser Confidential Information, which Seller acknowledges is, or shall be, proprietary to the Purchaser; provided, however, that any Purchaser Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by such Person as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by such Person. Seller agrees that upon request it shall forthwith return to Purchaser, or destroy to the satisfaction of Purchaser, all Purchaser Confidential Information in whatever form such information is in the possession of Seller or under Seller’s control, except to the extent Seller is required by Law to retain such information. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Purchaser Confidential Information required by this Section 9.2 shall not apply to any Purchaser Confidential Information required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving Purchaser as much advance notice of the possibility of such disclosure as practical so that Purchaser may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case Seller shall cooperate with Purchaser at Purchaser’s expense in such attempts).

(b)     For purposes of this Section 9.2(b), “Seller Confidential Information” shall mean all Confidential Information concerning the business affairs of Seller, exclusive of the Business, the Acquired Assets and Assumed Liabilities, and shall include such information as it relates to any Affiliate of Seller. Purchaser hereby acknowledges, agrees and covenants that until the date that is five years after the Closing Date, it and its Affiliates will keep confidential, will hold for the sole benefit of Seller and will not use except on behalf of Seller or in furtherance of its performance of any of the Purchaser Documents, all Seller Confidential Information, which Purchaser acknowledges is, or shall be, proprietary to Seller; provided, however, that any Seller Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by such Person as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by such Person. Purchaser agrees that upon request it shall forthwith return to Seller, or destroy to the satisfaction of Seller, all Seller Confidential Information in whatever form such information is in the possession of Purchaser or under Purchaser’s control, except to the extent Purchaser is required by Law to retain such information. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Seller Confidential Information required by this Section 9.2 shall not apply to any Seller Confidential Information required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving Seller as much advance notice of the possibility of such disclosure as practical so that Seller may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case Purchaser shall cooperate with Seller at Seller’s expense in such attempts).

9.3     Seller Limited Activities. Until the date that is five years after the Closing Date, Seller will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person, directly or indirectly:

(a)     solicit or assist, work with, or provide support to any other Person in soliciting, or attempt to solicit or assist, work with, or provide support to any other Person in soliciting, any employee, officer, director or advisor of Purchaser or its Affiliates to terminate that Person’s engagement or relationship with Purchaser; provided, however, the foregoing prohibition on solicitation shall not apply to general solicitations not directed at any employee, officer, director or adviser of Purchaser or its Affiliates;

(b)     solicit or attempt to solicit any of Purchaser’s customers or Purchaser’s suppliers, including, without limitation, any Person that has been an active customer or supplier of Seller or a targeted prospective customer or supplier of Seller, in each case with respect to the Business, during the two years prior to the date hereof, to terminate their business relationship with Purchaser or its Affiliates;

(c)     divert or attempt to divert any or all of Purchaser’s customers’ or Purchaser’s suppliers’ business from Purchaser or its Affiliates in violation of any unfair competition Laws or other applicable Laws; or

(d)     be an owner, co-owner, or investor of or in, or lender to, or consultant or advisor to, any business engaged in manufacturing, processing, converting, marketing and/or selling PC Strand or providing coil processing and heat treating services for PC Strand customers (the “Restricted Business”) anywhere in the Prohibited Territory, with the parties acknowledging that Purchaser and its Affiliates are actively engaged in such business throughout and beyond all parts of the Prohibited Territory; provided, however, the foregoing prohibition on ownership shall not apply to ownership of less than one percent (1%) of the outstanding capital stock of any such Restricted Business that is publicly traded; and provided further, that Seller shall be permitted to provide coil processing and heat treating services for customers who are not also PC Strand customers.

9.4     Independent Covenant. All of the covenants in this Article 9 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of one party hereto against the other or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any covenant in this Article 9. It is specifically agreed that the periods specified in Section 9.3 and Section 9.4 shall be computed by excluding from that computation any time during which Seller or Purchaser, as applicable, is in violation of any provision of Section 9.3 or Section 9.4, as applicable.

9.5     Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant in this Article 9 is not intended by either party to, and shall not, affect the provisions of any other covenant in this Article 9. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 9.3 are unreasonable as applied to Seller or that the scope, time or territorial restrictions set forth in Section 9.4 are unreasonable as applied to Purchaser, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

9.6     Materiality. Purchaser and Seller hereby agree that this Article 9 is a material and substantial part of this Agreement, and absent Seller entering the restrictions of this Article 9, Purchaser would not have entered into this Agreement and consummated the Acquisition.

ARTICLE 10
MISCELLANEOUS

10.1     Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2     Submission to Jurisdiction; Consent to Service of Process.

(a)     The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined solely in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)     Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.5.

(c)     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

10.3     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the other Seller Documents and Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Seller and Purchaser. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law and conflicts of law rules.

10.5     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided, that: (i) the sending facsimile generates a transmission report showing successful completion of such transaction; and (ii) if such facsimile is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Seller, to:

American Spring Wire Corp.
26300 Miles Road
Bedford Heights, OH 44146
Attention: Tim Selhorst
Facsimile: (216) 292-6498

with a copy to (which shall not constitute notice):

Benesch Friedlander Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, OH 44114
Attention: Gregg Eisenberg
Facsimile: (216) 363-4588

If to Purchaser, to:

Insteel Wire Products Company
1373 Boggs Drive
Mount Airy, NC 27030
Attention: James F. Petelle
Facsimile: (336) 783-4358

with a copy to (which shall not constitute notice):

Womble Carlyle Sandridge & Rice, LLP
One West Fourth Street
Winston-Salem, NC 27101
Attention: Christopher E. Leon
Facsimile: (336) 726-6932

Any party entitled to notice hereunder may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.6     Severability. Subject to the first sentence of Section 5.5, if any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except for rights to indemnity under Article 8, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

10.8     Counterparts. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.9     Assignment. Neither this Agreement nor any of the parties’ rights or obligations under this Agreement may be assigned without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided, however, that Purchaser may, upon ten Business Days prior notice, assign its rights hereunder to any of its Affiliates without Seller’s prior consent. For purposes of this Section 10.9, the term “assign” shall include any transaction, event, or occurrence that results in a change in control of a party, by operation of law or otherwise.

10.10     Other Definitional and Interpretive Matters.

(a)     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)     Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any matter set forth on any of the Schedules hereto shall be deemed set forth in all other Schedules to the extent there is a specific cross-reference or to the extent the relevance of such matter to another Schedule is readily apparent from the face of the disclosure. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

(ii)     Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)     Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(iv)     Herein. The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(v)     Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi)     Reflected On or Set Forth In. An item arising with respect to a specific representation, or warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such provision, if (a) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the referenced balance sheet or financial statements or (c) such item is reflected on the referenced balance sheet or financial statements and is specifically set forth in the notes thereto.

(vii)     Delivered. The words “delivered,” “provided” or “made available” or any variation thereof means such information was made available to Purchaser in the electronic data room used by the parties.

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

 IN WITNESS WHEREOF, the parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

INSTEEL WIRE PRODUCTS COMPANY

By:	/s/ James F. Petelle
	Name:	James F. Petelle
	Title:	Vice President

SELLER:

AMERICAN SPRING WIRE CORP.

By:	/s/ Timothy W. Selhorst
	Name:	Timothy W. Selhorst
	Title:	President

ANNEX I
CERTAIN DEFINITIONS

Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Referee” has the meaning set forth in Section 2.3.

“ACM’s” has the meaning set forth in Section 3.17(b).

“Acquired Asset” has the meaning set forth in Section 1.1.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to any natural person, “Affiliate” will include such person’s grandparents, any descendants of such person’s grandparents, such person’s spouse, the grandparents of such person’s spouse, and any descendants of the grandparents of such person’s spouse (in each case, whether by blood, adoption or marriage).

“Aged Receivable” has the meaning set forth in Section 2.3(i).

“Agreement” has the meaning set forth in the Recitals.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Annual Financial Statements” has the meaning set forth in Section 3.4.

“Assigned Contracts” has the meaning set forth in Section 1.1(a).

“Assigned Permits” has the meaning set forth in Section 1.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.4(e).

“Assumed Liability” has the meaning set forth in Section 1.3.

“ASW IP” means all of Seller’s trademarks, service marks, trade dress, logos, trade names, IP addresses and URL/Internet domain names and all rights related thereto and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

“Basket Amount” has the meaning set forth in Section 8.4(a).

“Bedford Heights Facility” means that separate facility of Seller located at 26300 Miles Road, Bedford Heights, Ohio 44146.

“Bill of Sale” has the meaning set forth in Section 6.4(d).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day of the year on which national banking institutions in North Carolina are open to the public for conducting business and are not required or authorized to close.

“Buy American Law” means the Buy American Act, 41 U.S.C. §§ 10a-10d, the Buy America Act, 49 U.S.C. §5323(j), the Trade Agreements Act, 19 U.S.C. §§ 2501-2582, Division A, Section 1605 of the American Recovery and Reinvestment Act of 2009, the False Claims Act, 31 U.S.C. §§3729-3733, and the Fraud Enforcement and Recovery Act of 2009, and 23 U.S.C. §313 all as amended, and all rules and regulations related thereto or issued thereunder, and any similar federal, state or local law respecting the design, construction, production, content, manufacture, distribution, marketing or sale of goods.

“Capital Lease” means any lease that is required to be recorded on a balance sheet of Seller in accordance with GAAP.

“Cash” means cash and cash equivalents.

“Closing” has the meaning set forth in Section 6.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Net Working Capital” has the meaning set forth in Section 2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 9.1.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person.

“Contract” means any contract, purchase orders, indenture, note, bond, lease, commitment, plan, arrangement, instrument or other agreement, in each case whether written or oral.

“Debt” means any and all indebtedness or obligations of a Person, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized or synthetic lease obligations (including Capital Leases) or the unpaid balance of the purchase price of any property or assets (including any earn-out, whether or not contingent), as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person, and interest expense accrued but unpaid with respect to such indebtedness described in this paragraph, and all prepayment premiums, on or relating to any of such indebtedness, but the term “Debt” with respect to Seller does not include any accounts payable, accrued expenses, accrued payroll liabilities or deferred revenue of Seller included in the calculation of Final Net Working Capital for any purpose under this Agreement.

“Disclosure Schedules” means those certain disclosure schedules attached hereto and numbered to correspond to the numbered Sections contained in this Agreement.

“Domestic Content Liabilities” means any losses, damages, liabilities, claims, awards, judgments, penalties, costs and expenses (including, without limitation, costs of investigating, preparing or defending applicable claims or proceedings and reasonable legal fees, consulting fees and disbursements), as and when incurred by such parties and whether or not related to a third party claim arising out of or resulting from the non-compliance, compliance or alleged non-compliance of Seller or any Affiliate of Seller with any Buy American Law (including any of the foregoing that constitute punitive, consequential, indirect, special or incidental damages or liabilities, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity); provided that Seller is not responsible for the Purchaser’s misuse or inappropriate sale of any properly labeled products.

“Environmental Liabilities” means any cost, damages, expense, Liability or other responsibility arising from or under any Environmental Law, including, without limitation:

(a)     any environmental matter or condition (including on-site or off-site contamination and regulation of any chemical substance or product);

(b)     any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law;

(c)     financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law;

(d)     any other compliance, corrective or remedial measure required under any Environmental Law.

The terms “removal”, “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environmental Law” has the meaning set forth in Section 3.17.

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” means any trade or business or Person, whether or not incorporated, that, together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Asset” has the meaning set forth in Section 1.2.

“Exempt Claim” has the meaning set forth in Section 8.4(a).

“Expiration Date” has the meaning set forth in Section 7.1(b).

“Final Net Working Capital” has the meaning set forth in Section 2.3.

“Financial Statements” has the meaning set forth in Section 3.4.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof; or any court or arbitrator (public or private).

“Hazardous Material” has the meaning set forth in Section 3.17(b).

“Hired Employees” has the meaning set forth in Section 5.1(a).

“Houston Facility” means that separate facility of Seller located at 11020 Tanner Road, Houston, Texas 77041.

“Improvements” means all buildings and other improvements, fixtures and appurtenances owned by Seller and located at the Houston Facility.

“Indemnification Claim” has the meaning set forth in Section 8.5.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” shall mean all of the following owned by or issued or licensed to or by, or otherwise used by, Seller exclusively in the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, IP addresses and URL/Internet domain names and all rights related thereto and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all software (including source code and object code) and other copyrightable works, works of authorship and mask works, data, databases, data collections and related documentation, all copyrights, and all applications, registrations and renewals in connection therewith; (d) all customer and subscriber lists; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, specifications, pricing and cost information, and business and marketing plans and proposals); and (f) all rights in and to any of the foregoing, including the right to sue, recover damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing.

“Intellectual Property Registrations” has the meaning set forth in Section 3.10(a).

“Interim Financial Statements” has the meaning set forth in Section 3.4.

“Inventory” has the meaning set forth in Section 1.1(c).

“Inventory Value” has the meaning set forth in Section 2.3(a).

“IRS” means the Internal Revenue Service.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Lease Agreement” means that certain real property lease between Seller and Purchaser for the lease of the Houston Facility by Purchaser from Seller in the form agreed upon by Seller and Purchaser.

“Legal Proceeding” means any claims, actions, investigations, suits, litigation, inquiries, hearings, injunctions or proceedings (public or private).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, preference, priority, easement, servitude, transfer restriction, or condition of limitation of any kind or nature whatsoever (whether absolute or contingent).

“Losses” means losses, liabilities, obligations and damages (including consequential damages, but only to the extent reasonably foreseeable or included in a third-party claim) and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement and reasonable attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder, including costs of enforcing rights to indemnification provided herein and expenses of Legal Proceedings.

“Material Adverse Effect” means any event, circumstance, change or effect that has, or could reasonably be expected to have, either individually or in the aggregate, together with all other events, circumstances, changes or effects, with or without notice, lapse of time or both, a material adverse effect on: (i) the business, condition (financial or otherwise), results of operations, prospects, properties or assets or Liabilities of Seller; (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; or (iii) the taking of any action expressly provided for in this Agreement and the other agreements contemplated hereby provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: any event, circumstance, change, or effect, directly or indirectly, arising out of or attributable to: (i) general international or national economic, political, or market conditions (including financial, banking, securities and capital market conditions); (ii) changes, circumstances or effects that affect the principal industry and markets in which Seller operates; (iii) any action specifically required to be taken by Seller pursuant to this Agreement; (iv) any actual or proposed changes in Laws or accounting principles or standards or interpretations thereof applicable to Seller, including changes to GAAP; (v) the announcement of this Agreement or the consummation of the transaction contemplated by this Agreement (including the direct impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees); or (vi) conditions caused by national or international political or social conditions, including acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, that any event, circumstance, change, or effect referred to in clauses (i), (ii) or (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance, change, or effect has a materially disproportionate adverse effect on Seller as compared to other participants in the industries in which Seller operates.

“Material Contracts” or “Material Contract” has the meaning set forth in Section 3.11.

“Material Customer” has the meaning set forth in Section 3.19.

“Material Supplier” has the meaning set forth in Section 3.19.

“Minimum Loss Amount” has the meaning set forth in Section 8.4(a).

“Net Working Capital” means the amount by which: (i) (A) all accounts receivable (less any reserve for doubtful accounts and less any customer rebates that have not been paid or credited against such accounts receivable), plus (B) Inventory Value, plus (C) all Prepaids; exceeds, without duplication, (ii) (A) except as set forth in Section 1.3(a), all accounts payable; plus (B) all accrued expenses that are not Retained Liabilities. The foregoing amounts shall be calculated in accordance with GAAP or, if not GAAP, consistent with past practice and shall exclude any amounts that were recorded in connection with Seller’s acquisition of certain of the assets of RettCo.

“Newnan Facility” means Seller’s 19.1 acre parcel of real property, together with all improvements thereon (i.e., a 260,560 square foot manufacturing facility) and all fixtures currently contained in or constituting part of such improvements, located at 24 Herring Road, Newnan, Coweta County, Georgia 30265.

“Non-Exempt Claim Cap” has the meaning set forth in Section 8.4(b).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment or award of a Governmental Body.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Overall Cap” has the meaning set forth in Section 8.4(c).

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“PC Strand” has the meaning set forth in the Recitals.

“Permits” means any approvals, authorizations, Consents, licenses, variances, permits or certificates required in connection with the operation of the Business under any Law or Contract.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser by Seller, which currently affect title to such Owned Real Property and which do not individually or in the aggregate interfere with or adversely affect the current use thereof in the Business as conducted by Seller; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves under GAAP have been established in the books of account of Seller; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for sums not yet delinquent; (iv) title of a lessor under an operating lease with respect to leased property; (v) other minor defects, exceptions, restrictions, easements, rights of way and encumbrances that do not materially affect the use of such Owned Real Property; and (vi) Liens described on Schedule 3.9, all of which will be removed at or prior to Closing.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” has the meaning set forth in Section 3.13.

“Prepaids” has the meaning set forth in Section 1.1(g).

“Prohibited Territory” means North America and the Caribbean.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Confidential Information” has the meaning set forth in Section 9.2(a).

“Purchaser Documents” has the meaning set forth in Section 4.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Reference Balance Sheet” has the meaning set forth in Section 3.4.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.4.

“Restricted Business” has the meaning set forth in Section 9.3.

“Retained Liabilities” has the meaning set forth in Section 1.4.

“RettCo” means HJP Holdings, LLC, formerly known as RettCo Steel, LLC, a Georgia limited liability company.

“RettCo Agreement” means the Asset Purchase Agreement, dated July 28, 2014, between Seller and RettCo Steel, LLC.

“Seller” has the meaning set forth in the Recitals.

“Seller Confidential Information” has the meaning set forth in Section 9.2(b).

“Seller Documents” has the meaning set forth in Section 3.2.

“Seller’s Knowledge” or “Knowledge of Seller” (or any other use of “Knowledge” as it pertains to Seller) means the actual knowledge of Greg Bokar, Robert Hodges, Ronald Mann, Joe Napoli, Joe Petrasko, Tim Selhorst, Samantha Stanton, Steve Tolbert, Gerry Weimann, Barry Retter or Les Retter of Seller, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for Seller, including making appropriate inquiries of the Floor Manager at the Newnan Facility. The words “know,” “knowing” and “known” shall be construed accordingly.

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Target Net Working Capital” means Eleven Million Five Hundred Thousand Dollars ($11,500,000).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of Taxes, including all income, alternative or add-on minimum tax, gross receipts, capital, sales, use, ad valorem, value added, transfer, bulk sales, franchise, profits, excess profits or windfall profits, inventory, capital stock, escheat, license, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security, unemployment, excise, severance, stamp, healthcare or health insurance, occupation, real or personal property and estimated taxes, prohibited transactions, premiums, occupation, customs, duties, fees, assessments and charges of any kind whatsoever, whether or not disputed; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with, resulting from or attributed to any item described in clause (i) whether or not disputed; and (iii) any Liability with respect to any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Transfer Taxes” has the meaning set forth in Section 2.5.

“Unit Count” has the meaning set forth in Section 2.3(b).

“WARN Act” means the Worker Adjustment Retraining and Notification Act, as amended, or any similar state or local law.

“WC Overpayment” has the meaning set forth in Section 2.3.

“WC Underpayment” has the meaning set forth in Section 2.3.